Execution Copy

ACQUISITION AGREEMENT

Dated as of May 13, 2010

Between

NexCen Brands, Inc.

and

Global Franchise Group, LLC

i

ii

APPENDIX A	Definitions

EXHIBIT A	Form of Equity Commitment Agreement
EXHIBIT B	Form of Accord and Satisfaction Agreement

iii

THIS ACQUISITION AGREEMENT dated as of May 13, 2010 (this “Agreement”), is made by and between NexCen Brands, Inc., a Delaware corporation (“Seller”), and Global Franchise Group, LLC, a Delaware limited liability company (“Purchaser”).  Each of Purchaser and Seller are referred to herein as a “Party” and together as “Parties”.

WHEREAS, Seller owns the NC Business;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire, directly or indirectly, the NC Business;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Levine Leichtman Capital Partners IV, L.P. (the “Fund”) is entering into an equity commitment agreement in the form attached as Exhibit A (the “Equity Commitment Agreement”), pursuant to which the Fund is, among other things, supporting certain obligations of Purchaser in connection with this Agreement and agreeing to provide equity financing to Purchaser in connection with the Transactions;

WHEREAS, concurrently with the execution of this Agreement, NC Holding, the subsidiary borrowers party thereto, the managers party thereto, Seller, BTMU Capital Corporation, as Agent, and the Noteholders (as defined therein) are entering into an Accord and Satisfaction Agreement in the form attached as Exhibit B, including the Waiver and Omnibus Amendment attached thereto (collectively, the “Accord and Satisfaction Agreement”);

WHEREAS certain capitalized terms used in this Agreement are defined in Appendix A.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

Purchase and Sale

SECTION 1.01.         The Stock Purchase.  Upon the terms and subject to the conditions of this Agreement, at the Closing Seller shall, or cause NexCen Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Seller (the “NC Holding” and, together with Seller, the “Share Sellers”) sell to Purchaser, and Purchaser shall purchase, all the securities listed on Section 1.01 of the Seller Disclosure Letter (the “Shares”).

SECTION 1.02.         The Asset Purchase.  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause the Asset Sellers to, sell, assign, transfer, convey and deliver to Purchaser or one of its Subsidiaries, and Purchaser or one of its Subsidiaries shall purchase, acquire and accept, all Right, title and interest of the Asset Sellers in, to and under the Acquired Assets together with all Rights attaching thereto.

(b)           Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser or one of its Subsidiaries shall assume all of the Assumed Liabilities. Purchaser shall not assume any Excluded Liabilities.

SECTION 1.03.         Aggregate Consideration.  The aggregate consideration payable by Purchaser for the Shares and the Acquired Assets shall be (i) $112,500,000, minus (ii) the amount of Closing Date Funded Indebtedness (if any), plus (iii) the Net Working Capital Adjustment, as calculated pursuant to Section 2.04, minus (iv) the Special Adjustments, minus (v) the Deferred Revenue Adjustment and plus (vi) the amount of Cash (if any) (the “Aggregate Consideration”).

ARTICLE II

Documentation and Closing

SECTION 2.01.         The Closing.  The Closing shall occur at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York at 10:00 a.m., New York City time on (a) the second Business Day following the satisfaction or waiver of the conditions contained in Section 2.02 and Section 2.03, other than those conditions that by their nature can be satisfied only on the Closing Date or (b) such date as otherwise agreed to by the Parties hereto.  The date on which the Closing occurs shall be called the “Closing Date”.  At the Closing:

(a)          Purchaser shall:

(i)           in consideration for the Shares and the Acquired Assets, pay or cause to be paid to Seller or its designees, in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller at least two Business Days prior to the Closing Date, cash in U.S. dollars in an amount equal to the Estimated Aggregate Consideration minus the Working Capital Escrow Amount;

(ii)          in accordance with the provisions of the Escrow Agreement, by wire transfer of immediately available funds for deposit in the Working Capital Escrow Account, an amount equal to the Working Capital Escrow Amount;

(iii)         deliver to Seller a receipt for the Shares and the Acquired Assets;

(iv)         deliver to Seller a certificate of an executive officer of Purchaser, dated as of the Closing Date and certifying on behalf of Purchaser: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws (or comparable constitutive documents) of Purchaser as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors or comparable governing body (and any committees thereof) of Purchaser authorizing, the execution, delivery and performance of this Agreement, including the purchase of the Shares and the Acquired Assets, and the assumption of the Assumed Liabilities, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of Purchaser executing this Agreement and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of Purchaser as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii);

(v)           deliver to Seller certificates of the Secretary of State (or other applicable office) in the jurisdiction in which Purchaser is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of Purchaser;

(vi)          deliver an allocation of the Aggregate Consideration (the "Purchase Price Allocation") among the Acquired NC Assets, which allocation shall be subject to the reasonable consent and comments of Seller before being finalized by the Parties;

(vii)         deliver to Seller instruments of assumption with respect to the Assumed Liabilities appropriately executed by Purchaser in form and substance reasonably acceptable to Seller and Purchaser;

(viii)        deliver to Seller a release, in form and substance reasonably acceptable to Seller, pursuant to which Purchaser and its Subsidiaries agree not to sue and fully release Seller and its Affiliates and their respective directors, officers, assigns and successors, past and present, with respect to and from any and all Actions and Liabilities related to the Acquired Companies and the NC Business (other than Liabilities under this Agreement);

(ix)          a duly executed copy of the Escrow Agreement; and

(x)           deliver to Seller the certificate required to be delivered pursuant to Section 2.03(a).

(b)          Seller shall deliver to Purchaser:

(i)           in respect of the Companies, evidence in form and substance reasonably acceptable to Purchaser of the registration of the Shares in the name of Purchaser or its nominee (including evidence of the payment of all required transfer Tax), free and clear of all Encumbrances other than Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates;

(ii)           in respect of the Acquired Assets (including the NBI Acquired Contracts), such documents as Purchaser may reasonably require to effect the transfer to Purchaser of the Asset Sellers’ interests therein free and clear of all Encumbrances other than Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates;

(iii)          evidence reasonably acceptable to Purchaser that the third party consents set forth in Schedule 2.01(b)(iii) of the Seller Disclosure Letter have been obtained;

(iv)          a receipt for the Estimated Aggregate Consideration;

(v)           a certificate of an executive officer of each Share Seller and each Asset Seller, dated as of the Closing Date and certifying on behalf of such Share Seller or such Asset Seller, as applicable: (A) that attached thereto is a true, correct and complete copy of the certificate of incorporation and by-laws (or comparable constitutive documents) of Person as in effect on the date of such certification; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the board of directors or comparable governing body (and any committees thereof) of such Person authorizing, to the extent applicable, the execution, delivery and performance of this Agreement, including the sale and delivery of the Shares and the Acquired Assets and the assignment of the Assumed Liabilities, and that all such resolutions are still in full force and effect; and (C) the incumbency and specimen signature of all officers of such Person executing this Agreement and any certificate or instrument furnished pursuant hereto or thereto (including any certificate representing any of the Shares), and a certification by another officer of such Person as to the incumbency and signature of the officer signing the certificate referred to in this clause (vii);

(vi)          an instrument which assigns to Purchaser all of the rights of Seller under any confidentiality or other non-disclosure agreement relating to confidential information of the NC Business entered into by Seller or its Representatives in the last 18 months with any third parties in connection with discussions held with such third parties relating to the potential disposition or restructuring of the NC Business (as an alternative to the Transactions);

(vii)         certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which each Share Seller and each Asset Seller is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities;

(viii)        corporate minute books and stock register/transfer ledgers (or equivalents) of each of the Acquired Companies;

(ix)          a release, in form and substance reasonably acceptable to Purchaser, pursuant to which Seller and its Subsidiaries agree not to sue and fully release Purchaser and its Affiliates and their respective directors, officers, assigns and successors, past and present, with respect to and from any and all Actions and Liabilities related to the Acquired Companies and the NC Business (other than liabilities under this Agreement);

(x)           a duly executed copy of the Escrow Agreement; and

(xi)           the certificate required to be delivered pursuant to Section 2.02(a).

SECTION 2.02.         Purchaser Closing Conditions.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction or waiver by Purchaser of the following further conditions:

(a)           (1) the representations and warranties of Seller set forth in Sections 3.05 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (in each case, other than de minimis failures to be so true and correct and other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), and (2) all other representations and warranties of Seller (except as specifically identified in clause (1) of this paragraph) contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date) disregarding for these purposes any exception in such representations and warranties relating to materiality or Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not result in a Material Adverse Effect.  The covenants and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects.  Purchaser shall have received a certificate from Seller signed by an executive officer thereof with respect to the matters described in this Section 2.02(a);

(b)           if required, any waiting period (and any extension thereof) under the HSR Act or any other relevant antitrust Law or foreign investment Law applicable to the purchase of the Acquired Companies and the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

(c)           there shall not be any outstanding or issued Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions;

(d)           the Stockholder Approval shall have been obtained;

(e)           since the date of the Agreement, there shall have not occurred any Material Adverse Effect;

(f)           since the date of the Agreement, there shall have not occurred any Insolvency Event;

(g)           since the date of the Agreement, BTMU Capital Corporation shall not have exercised, taken any action to enforce, or provided any written notice of its intent to exercise or enforce, any of its material rights or remedies under the BTMUCC Credit Facility, the BTMUCC Security Agreement or the other securitization documents related to a breach or default of such agreements by NC Holding or any of its Affiliates (except, with respect to notices of intent, as subsequently withdrawn or waived prior to the Closing without any enforcement action by BTMU Capital Corporation or with respect to which no enforcement action is taken by BTMU Capital Corporation prior to Closing);

(h)           a payoff letter in a form satisfactory to Seller and Purchaser, pursuant to which the Agent (as defined in the BTMUCC Credit Facility) have agreed to terminate the securitization documents under the BTMUCC Credit Facility and release any and all Encumbrances of BTMU Capital Corporation granted under any such securitization documents or otherwise, including all Encumbrances related to any Acquired NC Assets, promptly following the receipt of amounts set forth in such payoff letter (the “Payoff Letter”), shall have been executed by BTMU Capital Corporation and the other parties thereto; provided that, if the transactions contemplated by the Accord and Satisfaction Agreement (including the termination of the securitization documents under the BTMUCC Credit Facility and the release of any and all Encumbrances of BTMU Capital Corporation granted under any such securitization documents or otherwise, including all Encumbrances related to any Acquired NC Assets, promptly following the receipt of amounts set forth in the Accord and Satisfaction Agreement) are consummated in accordance with the terms of such agreement, then the Accord and Satisfaction Agreement will be deemed to be the Payoff Letter.

(i)           the Accord and Satisfaction Agreement shall not have been terminated or amended (without the prior written consent or Purchaser), and shall be in full force and effect, and each party to the Accord and Satisfaction Agreement shall have performed in all material respects and shall not have breached any of its material obligations required to be performed by it under the Accord and Satisfaction Agreement at or prior to the Closing Date which failure of performance or breach either cannot be cured, or if capable of being cured, shall not have been cured prior to the termination of the Accord and Satisfaction Agreement;

(j)           an Employee Attrition Event has not occurred; and

(k)           Purchaser shall have received duly executed copies of the closing deliveries set forth in Section 2.01(b), and such documents shall be in full force and effect.

SECTION 2.03.         Seller Closing Conditions.  The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following further conditions:

(a)           the representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date) disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.  The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all respects.  Seller shall have received a certificate from Purchaser signed by an executive officer thereof with respect to the matters described in this Section 2.03(a);

(b)           if required, any waiting period (and any extension thereof) under the HSR Act or any other relevant antitrust Law or foreign investment Law applicable to the purchase of the Acquired Companies and the Acquired Assets contemplated hereby shall have expired or shall have been terminated;

(c)           there shall not be any outstanding or issued Law or Governmental Order directing that the Transactions not be consummated or which has the effect of rendering it unlawful to consummate such Transactions;

(d)           the Stockholder Approval shall have been obtained;

(e)           the duly executed Payoff Letter shall have been obtained; and

(f)           Seller shall have received duly executed copies of the closing deliveries set forth in Section 2.01(a), and such documents shall be in full force and effect.

SECTION 2.04.         Adjustments to Aggregate Consideration.

(a)           Estimated Aggregate Consideration - Pre-Closing. No later than five Business Days prior to the Closing Date, Seller shall deliver to Purchaser a proposed statement based on the unaudited consolidated balance sheet of Seller as of immediately prior to the Closing (without giving effect to the consummation of the Closing) (the “Estimated Balance Sheet”) which sets forth the proposed calculations of (i) the estimated Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (ii) the estimated Closing Date Funded Indebtedness (“Estimated Closing Date Funded Indebtedness”), (iii) the estimated Special Adjustment (the “Estimated Special Adjustment”), (iv) the estimated Deferred Revenue Adjustment (the “Estimated Deferred Revenue Adjustment”), (v) the estimated amount of Cash that is unrestricted at Closing, such that it is available for distribution to Seller at Closing (the “Estimated Unrestricted Cash Adjustment”) and (vi) the Estimated Aggregate Consideration based on such amounts (the Estimated Balance Sheet and the proposed calculations set forth in items (i) through (vi) above collectively, the “Estimated Closing Statements”).  The Estimated Closing Statements shall (A) include reasonable supporting documentation for the estimates and calculations contained therein, (B) be calculated as of 12:01 a.m., Eastern Time, on the Closing Date (the “Determination Time”), and (C) be prepared in accordance with the Accounting Principles.

(b)           Post-Closing Adjustments.

(i)           Following the Closing, Purchaser shall in good faith prepare or cause to be prepared, and deliver to Seller, a proposed statement based on the unaudited consolidated balance sheet of Seller as of the Determination Time (without giving effect to the consummation of the Closing) (the “Closing Balance Sheet”) which sets forth Purchaser’s proposed calculations of (i) the Cash, (ii) the Net Working Capital Adjustment, (iii) the Closing Date Funded Indebtedness, (iv) the Special Adjustment, (v) the Deferred Revenue Adjustment and (vi) the Aggregate Consideration based on such amounts (the proposed Closing Balance Sheet and the proposed calculations set forth in items (i) through (vi) above collectively, the “Closing Statements”). The Closing Statements shall (A) include reasonable supporting documentation for the estimates and calculations contained therein (together with any additional information reasonably requested by Seller), (B) be calculated as of the Determination Time, and (C) be prepared in accordance with the Accounting Principles.  Purchaser shall deliver the Closing Statements to Seller not later than 60 days after the Closing Date.  Seller will give Purchaser reasonable access to any records in Seller’s possession requested by Purchaser in order to prepare the Closing Statements.

(ii)           Purchaser will give Seller reasonable access to any computations and workpapers used in connection with the preparation of the Closing Statements.  If Purchaser employs a firm of independent accountants in connection with the preparation of the Closing Statements, Purchaser shall cause such independent accountants to give reasonable access to Seller to any computations and workpapers used in the preparation of the Closing Statements subject, in the case of accountants’ workpapers, to execution of a customary confidentiality agreement by Seller if required by such independent accountants.  Purchaser will also give Seller and its representatives access, during the normal business hours of the Companies, to all personnel, books and records of the Companies as reasonably requested by Seller to assist it in the preparation of Seller’s Dispute Notice (as defined below).  Seller and its representatives shall be permitted to ask questions of and receive answers from Purchaser and the Companies and request such other books and records of the Companies as is reasonably requested by Seller to assist it in the review of the Closing Statements.  Seller will deliver to Purchaser a written notice duly executed by an officer of Seller (the “Seller’s Dispute Notice”) within 20 days after receiving the Closing Statements if Seller believes that Purchaser’s calculation of the Cash, the Net Working Capital Adjustment, the Closing Date Funded Indebtedness, the Special Adjustment, the Deferred Revenue Adjustment, or the Aggregate Consideration (A) has not been prepared in accordance with the Accounting Principles or this Section 2.04 or (B) is not mathematically correct, which notice shall set forth in reasonable detail all disputed items, the basis for such disagreement, the dollar amounts involved (the “Disputed Items”) and Seller’s calculation of the Cash, the Net Working Capital Adjustment, the Closing Date Funded Indebtedness, the Special Adjustment, the Deferred Revenue Adjustment or the Aggregate Consideration, as the case may be.  Seller will give Purchaser reasonable access to any computations and workpapers used by Seller or its accountants in connection with the review of the Closing Statement or the preparation of Seller’s Dispute Notice, subject, in the case of accountants’ workpapers, to execution of a customary access agreement by Purchaser if required by such accountants.  Purchaser and its representatives shall be permitted to ask questions of and receive answers from Seller and request such other books and records of Seller relating to Seller as is reasonably requested by Purchaser to assist it in the review of Seller’s Dispute Notice.  If Seller’s Dispute Notice is not received by Purchaser within such 20-day period, the Closing Statements shall be deemed to have been accepted and approved by Seller and shall thereafter be final and binding upon Seller and Purchaser for purposes of any post-Closing adjustment pursuant to this Section 2.04.  In addition, to the extent any portion of the Closing Statements shall not be expressly objected to in Seller’s Dispute Notice, such portion(s) shall be deemed to have been accepted and approved by Seller and Purchaser and shall be final and binding upon Seller and Purchaser for purposes of any post-Closing adjustment pursuant to this Section 2.04.  If Seller timely delivers a Seller’s Dispute Notice within such 20-day period, then the Disputed Items shall not thereafter be final and binding until resolved in accordance with Section 2.04(c).  The “Final Statement” shall mean the calculation of the Aggregate Consideration using the Closing Statements, provided that, if any of such Closing Statements are objected to by Seller, the final determination of such Closing Statements pursuant to Section 2.04(c) shall be used in the Final Statement.

(c)           Resolution of Disputes.  Upon receipt by Purchaser of Seller’s Dispute Notice, Seller and Purchaser shall negotiate in good faith to resolve the Disputed Items.  If the Parties reach an agreement with respect to the Disputed Items, such agreement shall be confirmed in writing and shall revise the applicable Closing Statements to reflect such agreement, which agreement shall thereafter be final and binding upon Seller and Purchaser for purposes of any post-Closing adjustment pursuant to Section 2.04(d) (and any amounts to be paid pursuant to Section 2.04(d) shall thereupon be paid).  To the extent Purchaser and Seller are unable to agree with respect to Disputed Items within 20 days after receipt by Purchaser of Seller’s Dispute Notice, Purchaser and Seller shall promptly select a mutually acceptable accounting firm (the “Selected Firm”) with no material relationship to Purchaser or Seller or any of their respective Affiliates and submit any unresolved Disputed Items to such accounting firm for a binding resolution.  If, within three days after such 20-day period, Purchaser and Seller are not able to agree upon any Selected Firm, the Selected Firm shall be the New York City office of BDO Seidman, LLP.  The fees and expenses of the Selected Firm shall be allocated between Purchaser and Seller in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Selected Firm by Purchaser or Seller, as applicable, that is unsuccessfully disputed by each such Party (as finally determined by the Selected Firm) bears to the total amount of such remaining Disputed Items so submitted.  Seller and Purchaser shall instruct the Selected Firm to render its decision resolving the Disputed Items within 30 days after its engagement.  Purchaser and Seller agree that the determination of the Selected Firm shall be final and binding upon the Parties absent manifest error and that judgment may be entered upon the determination of the Selected Firm in any court having jurisdiction over the Party or Parties against which such determination is to be enforced.  The Selected Firm shall determine, based solely on presentations by Purchaser and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on Seller’s Dispute Notice and shall prepare a written report as to the dispute and the resulting calculation of the Cash, the Net Working Capital Adjustment, the Closing Date Funded Indebtedness, the Special Adjustment, the Deferred Revenue Adjustment or the Aggregate Consideration which shall be conclusive and binding upon the Parties absent manifest error, and the Closing Statement shall be modified to the extent necessary to reflect such determination.  In resolving any Disputed Item, the Selected Firm: (A) shall be bound by the Accounting Principles and the definitions of Cash, Net Working Capital Adjustment, Closing Date Funded Indebtedness, the Special Adjustment, the Deferred Revenue Adjustment and Aggregate Consideration, (B) shall limit its review to matters specifically set forth in Seller’s Dispute Notice, and (C) shall further limit its review solely to whether Purchaser’s Closing Statement is mathematically accurate and has been prepared in accordance with this Section 2.04 (including the Accounting Principles).  The determination of the Selected Firm for any Disputed Item cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in Purchaser’s Closing Statement or in Seller’s Dispute Notice.

(d)         Post-Closing Adjustment Payment.

(i)           If the Aggregate Consideration as set forth on the Final Statement is greater than the Estimated Aggregate Consideration, Purchaser shall, within ten Business Days after the Aggregate Consideration becomes final and binding on the Parties (as set forth on the Final Statement), pay the amount of such difference by wire transfer of immediately available funds to an account designated in writing by Seller, and Seller and Purchaser shall deliver, within one Business Day of the date on which the Closing Statements become final and binding upon the Parties in accordance with the terms hereof, joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to deliver the entire balance of the Working Capital Escrow Account to Seller or its designee.

(ii)           If the Aggregate Consideration as set forth on the Final Statement is less than the Estimated Aggregate Consideration, then Seller and Purchaser shall deliver, within one Business Day of the date on which the Closing Statements become final and binding upon the Parties in accordance with the terms hereof, joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement to deliver from the Working Capital Escrow Account to Purchaser or its designee, an amount equal to difference; provided, that if the funds in the Working Capital Escrow Account are not sufficient to pay the full amount require to be paid to Purchaser pursuant to this Section 2.04(d)(ii), then the balance of such amount shall be paid by Seller within ten Business Days after the Aggregate Consideration becomes final and binding on the Parties (as set forth on the Final Statement), by wire transfer to Purchaser in immediately available funds to an account designated in writing by Purchaser.  If there are any funds in the Working Capital Escrow Account after the foregoing payment is made to Purchaser or its designee, then the joint instructions of Seller and Purchaser delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement shall include joint written instructions to deliver from the Working Capital Escrow Account such excess funds to Seller.

SECTION 2.05.         Required Withholding.  All payments of Aggregate Consideration and adjustments to the Aggregate Consideration shall be subject to any withholding(s) required by law.

SECTION 2.06.         Timing of Transfer.  Notwithstanding any other provision of this Agreement, title to the Shares and the Acquired Assets will be conveyed to Purchaser simultaneous with the payment by Purchaser of the Estimated Aggregate Consideration pursuant to a funds flow memorandum to be agreed upon in good faith by the Parties at least two Business Days prior to the Closing (which funds flow will include, among other line items, the wiring of funds directly to the Agent (as defined in the BTMUCC Credit Facility), on behalf of Seller and the Co-Issuers (as defined in the BTMUCC Credit Facility), in accordance with the Accord and Satisfaction Agreement and Payoff Letter.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Purchaser that, except with respect to the Excluded Assets and the Excluded Liabilities and subject to any information contained in any of Seller SEC Filings (but excluding disclosures in the exhibits or schedules to such SEC Filings) filed on or after March 26, 2010 and prior to the date hereof and such exceptions as are set forth in the letter, dated as of the date of this Agreement from Seller to Purchaser (the “Seller Disclosure Letter”) (it being understood that (a) the disclosure of any fact or item in any section of the Seller Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed, with respect to that other section to which the relevance of that disclosure is reasonably apparent from a reading of such disclosure (i.e., without the need to examine the underlying document), and (b) the disclosure of any matter or item in Seller Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Material Adverse Effect):

SECTION 3.01.         Organization.  Each of the Share Sellers, the Asset Sellers and the Acquired Companies (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, which jurisdiction is set forth in Section 3.01 of the Seller Disclosure Letter, and (b) has the requisite power to own its properties and to carry on its business as it is now being conducted and to perform all of its respective obligations under all Contracts, (c) is not in violation of its certificate of incorporation or bylaws (or comparable organizational documents) and (d) is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except, in the case of each of clauses (b) and (d), for such circumstances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Complete and correct copies of the certificate of incorporation and by-laws (or comparable constitutive documents) of Seller, each Asset Seller and each Acquired Company have been delivered to Purchaser.  Seller owns all of the capital stock of NC Holding and each Asset Seller.

SECTION 3.02.         Authority; Enforceability.  Seller has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller and no stockholder votes are necessary to authorize this Agreement or to consummate the Transactions other than the affirmative vote of holders of a majority of outstanding shares of Seller’s Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”).  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

SECTION 3.03.         Non-Contravention.  Assuming that the Stockholder Approval is obtained, the execution, delivery and performance by Seller of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or comparable constitutive documents) of any Share Seller, any Acquired Company or any Asset Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Acquired Assets or to any Share Seller, any Acquired Company, any Asset Seller or any of their assets or properties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to purchase or sell assets or securities or to exercise any remedy or modify any obligation under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on the Shares, the Acquired Assets or on any of the assets or properties of any Acquired Company pursuant to, any Contract to which any Share Seller, any Asset Seller or any Acquired Company is a party or by which any of their respective properties or assets is bound or affected except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, consent, right of termination, amendment or acceleration or Encumbrance as has not had and would not reasonably be expected to have, in each case, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04.         Governmental Consents.  The execution, delivery and performance by Seller of this Agreement does not require any material consent, approval, authorization or other Governmental Order of, action by, filing with or notification to any Governmental Authority, except for (a) if required, the filing of a notification and report form under the HSR Act, (b) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either Party with or from any Governmental Authority responsible for enforcement of antitrust Laws or foreign investment Laws in order to consummate the Transactions, and (c) filings that may be required under the Securities Act or the Exchange Act.

SECTION 3.05.         Equity Securities of the Acquired Companies.

(a)  Section 3.05(a) of the Seller Disclosure Letter sets forth, for each of the Acquired Companies, (i) the entire authorized Equity Securities of such Person, and (ii) the number of issued and outstanding Equity Securities of such Person.  All of such issued and outstanding Equity Securities identified on Section 3.05(a) of the Seller Disclosure Letter have been duly authorized, validly issued, are fully paid and nonassessable, have not been issued in violation of any Contract or preemptive or similar rights, the Securities Act or other applicable Law, and are owned of record and beneficially by the applicable Share Seller free and clear of any Encumbrances (other than the Encumbrances of BTMU Capital Corporation which shall be released as of the Closing Date).  There are no other outstanding shares, options, warrants, calls, rights or commitments or any other agreements of any character relating to dividend or voting rights or to the sale, allotment, issuance or voting of, or the granting of rights to acquire, any Equity Securities of any Acquired Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any Acquired Company, except for irrevocable proxies and powers of attorney granted in the ordinary course for the voting of securities required by applicable Laws.  There are no outstanding agreements of any kind which obligate any Share Seller or any Acquired Company to repurchase, redeem or otherwise acquire any securities of any Acquired Company, or obligating any Share Seller to grant, extend or enter into any such agreements relating to any Equity Securities of any Acquired Company, including any agreements granting any preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Acquired Company to issue or sell or make payments based on the value of any shares of capital stock or other equity securities of any Acquired Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Securities of any Acquired Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)           The transfer and delivery of the Shares by the Share Sellers to Purchaser as contemplated by this Agreement shall transfer good title to the Shares to Purchaser, free and clear of all Encumbrances, except Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates.

(c)           GAC Manufacturing, LLC has good fee simple title to the Great American Cookies manufacturing facility in Atlanta, Georgia free and clear of all Encumbrances, except (A) for those expressly set forth as exceptions to title or subordinate matters in the title insurance policy issued by Stewart Title Guaranty Company insuring the lien and security title of the Security Deed dated January 29, 2008 by and between GAC Manufacturing, LLC and BTMU Capital Corporation as the Agent for Victory Receivables Corporation and (B) Encumbrances arising as a result of any action taken by Purchaser or any of its Affiliates.

SECTION 3.06.         Subsidiaries.

(a)  Set forth in Section 3.06(a) of the Seller Disclosure Letter is a list of all the Subsidiaries of Seller, including the number of authorized, issued and outstanding Equity Securities of each Subsidiary of Seller.  Such list identifies, for each such entity, each Person with an ownership interest in such entity and the percentage interest held by such Person.

(b)           Set forth in Section 3.06(b) of the Seller Disclosure Letter is a list of all investments held by Seller or any of its Subsidiaries in any Person (other than the Subsidiaries of Seller) as of the date of this Agreement that has a fair market value in excess of $50,000.

SECTION 3.07.         SEC Reports; Financial Statements.  (a) Seller has timely filed all forms, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since November 5, 2009 (collectively, the “Seller SEC Filings”).  Each Seller SEC Filing (i) as of its date (or, if amended, at the time of such amendment), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Acquired Company is subject to the periodic reporting requirements of the Exchange Act.

(b)           As of December 31, 2009 and except as set forth in Section 3.07(b) of the Seller Disclosure Letter: (i) Seller has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to Seller, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of Seller by others within those entities, (ii) neither Seller nor, to Seller’s Knowledge, Seller’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Seller’s internal controls and procedures which could reasonably adversely affect Seller’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, and (iii) to Seller’s Knowledge, there is no fraud, whether or not material, that involves Seller’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by Seller and its Subsidiaries.

(c)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller SEC Filings (collectively, the “Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect).

(d)           The Proxy Statement (including any amendment or supplement) to be sent to the stockholders of Seller in connection with the Stockholders’ Meeting (including any amendment or supplement or document to be incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of Seller or at the time of the Stockholders’ Meeting, contain any untrue statements of a material fact, or omit to state any material fact required to be stated therein in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Seller makes no representation with respect to information supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.08.         Absence of Certain Changes.  From the Balance Sheet Date to the date of this Agreement, the NC Business has been conducted in the ordinary course consistent with past practices and there has not been any change, effect, event, occurrence or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09.         No Undisclosed Material Liabilities.  There is no Liability of an Acquired Company or that will be an Assumed Liability other than Liabilities (a) reflected in the Balance Sheet, (b) incurred after the Balance Sheet Date in the ordinary course of the NC Business, (c) under this Agreement, (d) under Material Contracts to which Seller or any of its Subsidiaries is a party (excluding Liabilities for breach of any such Contract by Seller or any of its subsidiaries), (e) arising with respect to the subject matters covered by the other Sections of this Article III, and (f) which do not exceed $100,000 individually or $750,000 in the aggregate.

SECTION 3.10.         Material Contracts.  (a) Except as described in Section 3.10(a) to the Seller Disclosure Letter, as of the date of this Agreement, no Acquired Company or Asset Seller is a party to or is bound by, and none of the Acquired Assets includes any:

(i)           Contract containing a covenant limiting the freedom of any Acquired Company or Asset Seller to engage in any line of business in any geographic area or to compete with any Person limiting the ability of any Acquired Company or Asset Seller to incur indebtedness for borrowed money or create Encumbrances (other than covenants or restrictions created by the constitutive or formation documents of such Acquired Company or Asset Seller (in the case of a non-wholly owned Subsidiaries of the Companies) and limitations on Encumbrances on such Contract itself or on Rights conveyed by such Contract);

(ii)          NC Employment Agreement (other than the standard form of at will employment letter agreements, which are terminable without any penalty, cost or advance notice) entered into with any NC Employee);

(iii)         Contract to which Seller is a party involving annual consideration in excess of $100,000 (other than those disclosed in response to any other clause of this Section 3.10(a));

(iv)         Contract or transaction with any current or former officer, director or employee of any Acquired Company or any Affiliate of such individual (other than NC Employment Agreements covered by Section 3.10(a)(ii));

(v)          Contract under which (i) any Person (other than any Acquired Company) has directly or indirectly guaranteed Liabilities of any Acquired Company or (ii) any Acquired Company has directly or indirectly guaranteed Liabilities of any Person (other than any Acquired Company) (other than, in each case, endorsements for the purpose of collection in the ordinary course of the NC Business consistent with past practice);

(vi)          Franchise Agreement;

(vii)         Contract creating an Encumbrance upon any material asset to the NC Business;

(viii)        power of attorney or similar instrument other than those entered into in the ordinary course of business with respect to managing Intellectual Property Rights;

(ix)           Contract (other than this Agreement) for the purchase or sale of any of the assets (including equity interests) of the NC Business after the date hereof other than purchases or sales in the ordinary course of the NC Business consistent with past practice;

(x)           acquisition or disposition Contract providing for indemnification by the relevant Acquired Company or otherwise with respect to the Acquired Assets of any Person with respect to Liabilities relating to any current or former business of the relevant Acquired Company or any predecessor Person or otherwise with respect to the Acquired Assets;

(xi)          material Contract relating to the NC Owned Intellectual Property Rights or the NC Licensed Intellectual Property Rights under which the relevant Acquired Company is a licensee or licensor of any Intellectual Property Rights;

(xii)         Contract under which the relevant Acquired Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than any Acquired Company) or any other note, bond, debenture or other evidence of indebtedness of any Acquired Company (other than in favor of any Acquired Company); or

(xiii)        Contract providing for any earn-out, buy/sell or put/call.

(b)          Except as described in Section 3.10 to the Seller Disclosure Letter, complete and correct copies of the written Contracts required to be identified pursuant to this Section 3.10 (all such Contracts, collectively, the “Material Contracts”) (and complete and correct written summaries of any such oral Contracts) are either publicly filed with the SEC or have been made available to Purchaser.  Except as set forth in Section 3.10(b) to the Seller Disclosure Letter (i) neither Seller or any of its Affiliates (including the Acquired Companies and Asset Sellers) is and, to the Knowledge of Seller, no other party is in material default under, or in material breach or violation of, any Material Contract, (ii) neither Seller or any of its Affiliates (including the Acquired Companies and Asset Sellers) has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any of its Subsidiaries under any such Material Contract, (iii) to the Knowledge of Seller, no event has occurred which would result in any material breach or violation of, constitute a material default, require any material consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the properties or assets of Seller or any of its Subsidiaries (including the Acquired Companies and the Acquired Assets) (in each case, with or without notice or lapse of time or both) pursuant to, any Material Contract, (iv) other than Material Contracts that have terminated or expired in accordance with their terms, each Material Contract is valid, binding and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect and (v) to the Knowledge of Seller, neither Seller nor any of its Subsidiaries has received any written notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

(c)           Section 3.10(c) of the Seller Disclosure Letter contains a true and correct list of all Franchisees as of the date hereof.  Section 3.10(c)(i) of the Seller Disclosure Letter contains a true and correct list of the royalty rates for all such Franchisees.  Section 3.10(c)(ii) of the Seller Disclosure Letter contains a true and correct copy of the material forms of Franchise Agreements currently in use by the Share Sellers, the Asset Sellers and/or the Acquired Companies in connection with the offer or sale of franchise or development rights outside the U.S. as part of the NC Business, and/or the operation of the Share Sellers’, the Assets Sellers’ and/or the Acquired Companies’ non-U.S. franchising business as part of the NC Business.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in such Sections of the Seller Disclosure Letter, since January 1, 2007:

(i)           each Franchise Agreement as to a U.S. Franchisee currently in effect conforms, in all material respects, to the applicable form of Franchise Agreement in the Uniform Franchise Offering Circular or the FDD, as applicable, as of the date such Franchise Agreement was entered into, and does not contain material provisions that materially deviate from the provisions contained in the applicable form of Franchise Agreement in the Uniform Franchise Offering Circular or the FDD, as applicable, as of the date such Franchise Agreement was entered into;

(ii)          no material written waivers, alterations or other modifications (including waivers of any material fees, costs, or expenses due to the NC Business) have been made to any Franchise Agreement since the execution thereof by the parties thereto;

(iii)         neither Seller, any Asset Seller nor any Acquired Company has waived in writing any material default by any other party to any Franchise Agreement.

(d)           None of the Asset Sellers is a Party to any Contract that falls with in the definition of “Material Contract” (if, for the avoidance of doubt, it were applied to such Asset Seller, the Acquired Contracts and the Assumed Liabilities) that is not included in the Acquired Assets.

SECTION 3.11.         Compliance with Laws and Governmental Orders.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the NC Business is being conducted in compliance with all applicable Laws (including Franchise Laws or other Laws related to the operation of the NC Business) and all applicable Governmental Orders.

SECTION 3.12.         Litigation.  (a) Except as described in Section 3.12(a) to the Seller Disclosure Letter, as of the date of this Agreement, there is no material Action pending against, or, to the Knowledge of Seller, threatened against any Share Seller, any Asset Seller or any Acquired Company, or any material Governmental Order that is binding on any Share Seller, any Asset Seller, any Acquired Company or any of the Acquired Assets.

(b)           Except as described in Section 3.12(b) to the Seller Disclosure Letter and except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there is no Action pending against, or, to the Knowledge of Seller, threatened in writing against any Share Seller, any Asset Seller or any Acquired Company with respect to (i) any alleged violation by Seller, any Asset Seller or any Acquired Company of any Franchise Law, or (ii) any alleged failure by Seller, any Asset Seller or any Acquired Company to have, or to comply with the terms of, any Franchising Approval.

SECTION 3.13.         Owned and Leased Properties; Title.

(a)           Section 3.13(a) of the Seller Disclosure Letter sets forth (a) all real property owned by the Acquired Companies or the Asset Sellers (the “Owned Properties”) and (b) all material leases, subleases or other agreements under which the Acquired Companies or the Asset Sellers use or occupy or have the right to use or occupy, now or in the future, any real property (the “Leased Properties”).  The Owned Properties and the Leased Properties are the only real property and interests in real property owned or leased by Seller and its Subsidiaries that are used primarily in the NC Business and the Owned Properties and the Leased Properties are not used in any other businesses of Seller or its Subsidiaries.

(b)           The Acquired Companies and the Asset Sellers have good, unencumbered title to, or in the case of leased or licensed property and assets have valid leasehold interests in or license or other right to use, all property and assets (whether real, personal, tangible or intangible) owned, leased, licensed, used or held for use by the Acquired Companies or the Asset Sellers primarily in the NC Business, including all of the NC Acquired Assets, other than those properties or assets for which the absence of such title or leasehold interest or license or other right to use has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14.         Sufficiency of the Acquired Assets.  The assets of the Acquired Companies and the Acquired Assets, together with the Rights conveyed to Purchaser under this Agreement and the Excluded Assets, constitute all the assets necessary to conduct the NC Business as currently conducted and to permit Purchaser to conduct the NC Business immediately after the Closing in all material respects in the same manner as the NC Business has been conducted by Seller and its Affiliates during the past 12 months and as conducted immediately prior to the Closing Date.

SECTION 3.15.         Intellectual Property Rights.

(a)           Seller and its Subsidiaries own all of the Registered Intellectual Property set forth on Section 3.15(a) of the Seller Disclosure Letter, and the Registered Intellectual Property is not subject to any Encumbrance other than Permitted Encumbrances. To the Knowledge of Seller, all of the Registered Intellectual Property is valid and enforceable.

(b)           The Acquired Companies and/or Asset Sellers either own or have sufficient rights to use all material Intellectual Property Rights used in the conduct of the NC Business as currently conducted (the “Seller Intellectual Property”).

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 3.15(c) of the Seller Disclosure Letter, (i) no settlements, judgments, Contracts, or orders or similar obligations restrict the rights of Seller to use any Registered Intellectual Property, and (ii) no claims are currently pending or, to the Knowledge of Seller, are threatened in writing, (iii) challenging the ownership, enforceability, validity, or use by Seller or any Subsidiary of any Seller Intellectual Property owned by Seller, or (iv) alleging that Seller or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property Rights of any Person.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of Seller no Person is infringing the Seller Intellectual Property owned by Seller and its Subsidiaries and (ii) to the Knowledge of Seller, the operation of the NC Business as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller and/or its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Seller Intellectual Property owned by Seller and its Subsidiaries.

(f)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller and its Subsidiaries maintain policies and procedures regarding data security, privacy, transfer, and use of personally identifiable information that are commercially reasonable to ensure that Seller and its Subsidiaries are in compliance with all applicable Laws, (ii) Seller and its Subsidiaries are in compliance with all such policies and procedures pertaining to data privacy and security of personally identifiable information, and (iii) Seller and its Subsidiaries have not had losses or thefts of personally identifiable data or security breaches or any material unauthorized access or unauthorized use of any personally identifiable data.

SECTION 3.16.         Licenses and Permits.  Seller, the Asset Sellers and/or the Acquired Companies hold and are in compliance in all material respects with all applicable material permits, certificates, licenses, approvals, registrations and authorizations (collectively, the “Permits”), required by them under all applicable Laws to conduct their businesses as currently conducted (including all Permits related to or governing franchises and/or the offer or sales of franchises, and/or the operation of the Share Sellers’, the Assets Sellers’ and/or the Acquired Companies’ franchising business).

SECTION 3.17.         Tax Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           (i) all Tax Returns required to be filed by or with respect to the Acquired Companies or the Acquired Assets, taking into account any extensions, have been timely filed, and all Taxes required to be paid by the Acquired Companies or with respect to the Acquired Assets have been timely paid or are being contested in good faith; (ii) there are no disputes or claims concerning any Liability for Taxes relating solely to Acquired Assets or the assets or business of the Acquired Companies claimed or raised by any Taxing Authority in writing (including any portion of a larger dispute or claim relating solely to the Acquired Assets or the assets or business of the Acquired Companies) and (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Acquired Companies or with respect to the Acquired Assets and for which Purchaser may be responsible under this Agreement;

(b)           no Acquired Company or Asset Seller is party to or the subject of any ruling requests (other than, in the case of non-U.S. Acquired Companies, any requests for rulings made without identification of the parties), private letter rulings, closing agreements, settlement agreements, revenue agent reports, or similar agreement with any Governmental Authority relating to Taxes for any periods for which the statute of limitations has not yet run;

(c)           no lien for Taxes exists with respect to any of the assets of the Acquired Companies or any of the Acquired Assets other than Permitted Encumbrances;

(d)           each Acquired Company and, with respect solely to the Acquired Assets, each Asset Seller, has withheld or collected and timely paid over to the appropriate Taxing Authority (or is properly holding for such payment) all Taxes required by Law to be withheld or collected; and

(e)           except as disclosed in Section 3.17(e) of the Seller Disclosure Letter, each of the Acquired Companies and each limited liability company whose interests are held by an Acquired Company is, and has at all times since its inception been, a disregarded entity within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations, and none of the Acquired Companies is treated as a corporation for income Tax purposes. None of the Acquired Companies has any liability by Contract for Taxes of any member (excluding each of the Acquired Companies) of any consolidated, affiliated, combined, unitary or similar group which included at any time either of the Share Sellers.

SECTION 3.18.         Employee Plans.  (a) Section 3.18(a) of the Seller Disclosure Letter sets forth a list of each material Seller Employee Plan and the name of its sponsor or, where applicable, the name of the entity that is party to the Seller Employee Plan.

(b)           With respect to each material Seller Employee Plan, Seller has provided or made available to Purchaser a copy (or a true, complete and current summary description) thereof (including amendments) and, to the extent applicable: (i) the most recent IRS determination, opinion or advisory letter; (ii) the most recent summary plan description (and any subsequent summaries of material modifications); and (iii) the most recent Form 5500 and attached schedules.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Seller Employee Plan has been maintained and operated in substantial compliance with its terms and with any applicable provisions of ERISA and/or the Code; and (ii) each Seller Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a current favorable determination letter (or the prototype or volume submitter form plan document on which such Seller Employee Plan is based has received a current opinion letter or advisory letter) from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as disclosed in Section 3.18(d) of the Seller Disclosure Letter, none of the Share Sellers, any Acquired Company, any Asset Seller or any of their respective ERISA Affiliates has any direct or indirect Liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA).

(e)           Except as disclosed in Section 3.18(e) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, will not give rise to any material liability under any Seller Employee Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director or other service provider of the Share Sellers, any Acquired Company or any Asset Seller.  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee or other service provider of the Share Sellers, any Acquired Company or any Asset Seller under any Seller Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

SECTION 3.19.         Labor and Employment Matters.

(a)           Except as disclosed in Section 3.19(a) of the Seller Disclosure Letter or, in the case of clauses (v), (vi) and (vii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither Seller nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of Seller, as of the date hereof, there are no activities or proceedings of any labor organization to organize any current NC Employees and no written demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any labor or like organization; (iii) no current NC Employees are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of Seller, written threat of a strike, lockout, slowdown, or work stoppage by the current NC Employees; (v) there is no unfair labor practice charge against Seller or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) there is no pending or, to the Knowledge of Seller, written threat of a grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any NC Employees; and (vii) Seller has complied with all applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

(b)           Set forth on Section 3.19(b) of the Seller Disclosure Letter is a true and complete schedule, as of the date hereof, of the name, current job title and compensation for each employee of Seller and each of its Subsidiaries. None of the employees set forth in Section 3.19(b) of the Seller Disclosure Letter are part-time employees.  As of the date hereof, to the Knowledge of Seller, no current executive, key employee or group of employees has given written notice of termination of employment or otherwise disclosed plans to terminate employment with Seller or any Subsidiary.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Action brought by or on behalf of any NC Employee, labor organization or other representative of NC Employees is pending or threatened in writing against any of the Acquired Companies.

(d)           There are sufficient employees at the Great American Cookies manufacturing facility in Atlanta, Georgia to operate the facility in the ordinary course of business consistent with past practice.

SECTION 3.20.         Environmental Compliance.  Except as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           no written notice of violation or Liability, request for information, order, demand, citation or summons has been received, no complaint has been filed, no penalty has been assessed and no Action is pending or, to the Knowledge of Seller, threatened with respect to any matters relating to the NC Business, the Acquired Companies or, with respect to the Acquired Assets, the Asset Sellers arising under or relating to any Environmental Law;

(b)           the Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers, have all Environmental Permits required for their respective operations as currently conducted and the Acquired Companies and, with respect to the Acquired Assets, the Asset Sellers are in compliance with the terms of such Environmental Permits and with all applicable Environmental Laws;

(c)           there are no Liabilities of, or in any way relating to, any Acquired Company or, with respect to the Acquired Assets, any Asset Seller, of any kind whatsoever arising under or relating to any Environmental Law, and there is no currently or formerly existing condition, situation or set of circumstances which would reasonably be expected to result in any such Liability; and

(d)           no hazardous substance has been discharged, disposed of, arranged to be disposed or dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any real property currently or formerly leased, owned, operated or otherwise used in connection with the NC Business, the Acquired Companies, or, with respect to the Acquired Assets, the Asset Sellers.

SECTION 3.21.         Franchise Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) subject to the Bankruptcy and Equity exception, each Franchise Agreement is valid and binding on Seller and/or any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) Seller and each of its Subsidiaries, and, to the Knowledge of Seller, any other party thereto, has performed all obligations required to be performed by it under each Franchise Agreement, (iii) neither Seller nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Seller or any of its Subsidiaries under any Franchise Agreement from any other Franchisee, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Franchise Agreement, (v) to the Knowledge of Seller, neither Seller nor any Subsidiary has not received any written notice from any Franchisee that such Franchisee is claiming that the franchisor is in breach of any Franchise Agreement, intends to terminate, or not renew, any Franchise Agreement, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect, and (vi) the completion of the Transactions contemplated by this Agreement will not cause the expiration, termination or constitute a breach of any Franchise Agreement, or the acceleration of any payment obligation or the alteration of any material terms of any Franchise Agreement. The Franchise Agreements comply in all material respects with all applicable Laws. No Franchise Agreement contains a provision that requires the consent or approval of the Franchisee to the Transactions and, to the Knowledge of Seller, neither Seller nor any of its Subsidiaries has made any oral or written representation, warranty or covenant to any Franchisee that a change of control of Seller or any of its Subsidiaries will not occur or that such Franchisee’s consent to any change of control would be sought or obtained prior to or as part of any such change of control. No Franchise Agreement is subject to any right of rescission, set-off, counterclaim or defense, and neither the terms of the Franchise Agreement, nor the exercise of any rights thereunder, will render the Franchise Agreement unenforceable, in whole or in part, nor give to the Franchisee any right of rescission, set-off, counterclaim or defense, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           As of the date hereof, except for Persons who have signed Commitment Agreements (as defined in the applicable FDD used by Seller or any of its Subsidiaries) substantially in the form attached to the applicable FDD and existing Franchise Agreements under which the Franchisee has the right to develop multiple franchised businesses (each of which are identified on Section 3.21(b) of the Seller Disclosure Letter), no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any franchise from Seller or any of its Subsidiaries.

(c)           To the Knowledge of Seller, all funds administered by or paid to Seller or any Subsidiary on behalf of one or more Franchisees at any time since January 1, 2007, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been in all material respects administered and spent in accordance with all applicable Laws and the Franchise Agreements.

(d)           Either the applicable FDD or Section 3.21(d) of the Seller Disclosure Letter contains a summary of all Franchise-related Actions which are pending or, to the Knowledge of Seller, threatened in writing by any Franchisee or association purporting to represent a group of Franchisees except where such Actions have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Section 3.21(e) of the Seller Disclosure Letter sets forth a list of all FDDs that Seller or any of its Subsidiaries have used to offer or sell Franchises at any time since January 1, 2007. Seller has delivered to Purchaser accurate and complete copies of each such FDD. All FDDs that Seller or any of its Subsidiaries have used to offer or sell franchises at any time since January 1, 2007 have complied in all material respects as to form and content with the FTC Rule and other Franchise Laws and have otherwise been delivered to prospective Franchisees in compliance in all material respects with the Franchise Laws, and no such FDD contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made.

(f)           Section 3.21(f) of the Seller Disclosure Letter sets forth, with respect to each applicable Subsidiary, a list of the jurisdictions in which Seller or any of its Subsidiaries is currently registered or authorized to offer and sell Franchises, or is exempt from such registration, under a Franchise Law. There are no stop orders or other material proceedings in effect or, to the Knowledge of Seller, threatened in writing that prohibit or materially impede the ability of Seller and its Subsidiaries to offer or sell Franchises or enter into Franchise Agreements.

(g)           Seller and the Subsidiaries are, and since January 1, 2007 have been, in compliance with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law (including by filing on a timely basis all required amendments and renewals of the registrations and exemptions under the Franchise Laws), except for such non-compliance as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(h)           To the Knowledge of Seller, with respect to all terminations, non-renewals, and transfers of Franchises since January 1, 2007, Seller and the applicable Subsidiary have complied in all material respects with all applicable franchise termination, unfair practices, and/or relationship Laws, including to those Laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee.

SECTION 3.22.         Suppliers.  Section 3.22 of the Seller Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers or vendors to each of GAC Manufacturing, LLC and NFM (“Suppliers”) (based on purchases from April 1, 2009, through May 31, 2010), together with the dollar amount of purchases made from such Suppliers during such period. To the Knowledge of Seller, all of the material goods, materials or services provided by the Suppliers and used in the NC Business could be purchased or obtained from other Persons than the Suppliers. No Supplier has reduced or otherwise discontinued, or threatened in writing to reduce or discontinue, supplying such goods, materials or services to Seller or any Subsidiary on reasonable terms, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.23.         Brokers.  Except for Rothschild Inc., no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Share Sellers, any Asset Seller or any of the Acquired Companies.  Seller is solely responsible for the fees and expenses of Rothschild Inc.

SECTION 3.24.         Board Approval.  On or prior to the date of this Agreements, (i) the board of directors of Seller (the “Board”) has received from Rothschild Inc., its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the unadjusted purchase price of $112,500,000, to be received by Seller is fair from a financial point of view to Seller and (ii) the Board unanimously adopted resolutions (a) approving this Agreement and (b) recommending to Seller’s stockholders that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Board Recommendation”).  A copy of such opinion from Rothschild Inc. will be provided to Purchaser promptly for information purposes only following receipt thereof by Seller.

SECTION 3.25.         Bank Accounts.  Section 3.25 of the Seller Disclosure Letter sets forth a true, correct and complete list of the names and locations of all accounts of the with banks, trust companies, savings and loan associations and other financial institutions at which any Acquired Company or Asset Seller maintains bank accounts of any nature and the account numbers of all such accounts.  Section 3.25 of the Seller Disclosure Letter sets forth a true, correct and complete list of the names and locations of all such accounts of Shoe Box Holdings LLC and its Subsidiaries.

SECTION 3.26.         No Other Representations.  Purchaser agrees that, except for the representations and warranties made by Seller that are expressly set forth in this Article III or in any other document or instrument executed and delivered by the Seller or any of its Affiliates pursuant to this Agreement, none of Seller or any of its Affiliates or Representatives has made, and none of them shall be deemed to have made, to Purchaser or its Affiliate or Representatives any representation or warranty of any kind.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that:

SECTION 4.01.         Organization.  Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.02.         Authority; Enforceability.  Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.03.         Non-Contravention.  The execution, delivery and performance by Purchaser of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or operating agreement of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser any of its assets or properties or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or the giving of notice under, or give to others any right to exercise any remedy under, or any rights of termination, amendment or acceleration of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any Contract to which Purchaser is a party or by which any of its assets or properties is bound or affected, except for any such conflict, violation, consent, right of termination, amendment or acceleration or Encumbrance as would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Purchaser to consummate the Transactions.

SECTION 4.04.         Governmental Consents.  The execution, delivery and performance by Purchaser of this Agreement does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for (a) if required, the filing of a notification and report form under the HSR Act, (b) all filings required to be made, and all consents, approvals and authorizations required to be obtained, prior to the Closing Date by either Party with or from any Governmental Authority responsible for enforcement of antitrust Laws or foreign investment Laws in order to consummate the Transactions, and (c) filings that may be required under the Securities Act or the Exchange Act.

SECTION 4.05.         Funds.  Purchaser has available to it, and will have available to it through the Closing or the earlier termination of this Agreement, all funds necessary for the purchase of the Shares and the Acquired Assets in accordance with the terms of this Agreement and to pay all related fees and expenses.

SECTION 4.06.         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser except for any such Person whose fees and expenses shall be the responsibility of Purchaser.

SECTION 4.07.         Purchaser.  Since the date of its formation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4.08.         Litigation.  As of the date of this Agreement, there is no material Action pending against, or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates, or any Governmental Order that is binding on Purchaser, any of its Affiliates or any of their respective assets, in each case that challenges or that may have the effect of delaying, preventing or making illegal any of the Transactions.

SECTION 4.09.         Information Supplied.  None of the information supplied or to be supplied by Purchaser or its Affiliates or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Seller’s Common Stock and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.10.         Purchase for Investment.  Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities Laws.  Purchaser (i) is acquiring the Shares solely for investment with no present intention to distribute any of the Shares to any Person and (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

SECTION 4.11.         No Other Representations.  Seller agrees that, except for the representations and warranties made by Purchaser that are expressly set forth in this Article III or in any other document or instrument executed and delivered by Purchaser or any of its Affiliates pursuant to this Agreement, none of Purchaser or any of its Affiliates or Representatives has made, and none of them shall be deemed to have made, to Seller or its Affiliate or Representatives any representation or warranty of any kind.

ARTICLE V

Covenants

SECTION 5.01.         Conduct of Business Prior to the Closing.  Except as contemplated by this Agreement or as set forth in Section 5.01 of the Seller Disclosure Letter, prior to the Closing, Seller shall cause the NC Business to be conducted in all material respects in the ordinary course of the NC Business and use its reasonable best efforts to (i) keep intact its business, (ii) keep available the services of its employees, and (iii) preserve its relationships with customers, Franchisees and others with whom it deals, and (iv) renew all expired but continuing Franchise Agreements.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Seller Disclosure Letter, Seller shall not, and shall cause NC Holding, the Asset Sellers (in connection with the Acquired Assets) and the Acquired Companies not to do any of the following without the prior written consent of Purchaser (which consent will not be unreasonably withheld, restricted or delayed):

(a)           amend, waive any material provision of, or otherwise modify its certificate of incorporation or by-laws (or comparable constitutive documents);

(b)           terminate, waive any material provision of, amend or otherwise modify in any material respect any Material Contract other than in the ordinary course of business;

(c)           enter into any Contract of the type described in Section 3.10 other than Franchise Agreements, purchase orders and vendor agreements entered into in the ordinary course of the NC Business;

(d)           (i) grant to any NC Employee or any current or former director any increase in cash compensation or other material increase in the fringe benefits of such employee or provide any material non-cash benefit (except as is required under (A) existing NC Employment Agreements, (B) any Seller Employee Plan or (C) applicable Law), (ii) grant any severance or termination pay to any NC Employee (except as required under any existing severance plans or Contracts or as required by applicable Law), (iii) loan or advance any money or other property to any NC Employee or (iv) grant any equity or equity-based awards to any NC Employee;

(e)           amend in any material respect or terminate any Seller Employee Plan or establish or adopt any plan, program or arrangement that if in existence at the date hereof would be a Seller Employee Plan, except as required by applicable Law;

(f)           enter into any collective bargaining agreement or other agreement with a labor union or works council;

(g)           sell, transfer or lease any of its assets to, or enter into any Contract or transaction with, Seller or any of its Subsidiaries (other than the Acquired Companies) except for (i) payments of cash in the ordinary course, (ii) arm’s-length intercompany transactions in the ordinary course of the NC Business consistent with past practice and (iii) transfer of the Excluded Assets;

(h)          enter into any lease, sublease or other occupancy Contract of real property, as lessor or lessee;

(i)           (i) change its fiscal year or make any change in any method of accounting or accounting practice or policy other than those required by GAAP or (ii) make any Tax election, or settle or compromise any Liability for Taxes or amend any Tax Return that would result in any material increase in the Liability for Taxes of Purchaser or its Affiliates (including, after the Closing Date, the Acquired Companies);

(j)           enter into any new material line of business;

(k)           fail to make any filing, pay any fee, or take another material action reasonably necessary to maintain any Seller Registered Intellectual Property that is material to the conduct of the NC Business, or enter into any license or transfer agreement granting or transferring to a Person an exclusive right to use any such Seller Intellectual Property owned by Seller or any of its Subsidiaries, other than licenses providing territorial exclusivity to Franchisees and non-exclusive licenses entered into in the ordinary course of business;

(l)           willfully and intentionally take any action (or omit to take any action) which would result in the occurrence of (i) an Insolvency Event or (ii) a breach or default under the BTMUCC Security Agreement which would reasonably be expected to result in BTMU Capital Corporation exercising its default remedies under the BTMUCC Security Agreement;

(m)          issue or redeem any shares of capital stock or share capital or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock or share capital (other than pursuant to the exercise of options, warrants or other comparable rights in effect as of the date hereof);

(n)           (i) acquire by merging or consolidating with, or by purchasing a substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or other entity or division thereof or (ii) acquire any assets with a fair market value in excess of $50,000, individually or $150,000 in the aggregate, other than the acquisition of supplies in the ordinary course of business;

(o)          transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets (whether real, personal, tangible or intangible) for consideration in excess of $50,000 in the aggregate, other than (i) Intellectual Property Rights no longer used by or material to Seller or any of its Subsidiaries or licenses of Intellectual Property Rights entered into in the ordinary course of the NC Business consistent with past practice and (ii) sales of inventory or obsolete equipment no longer used or useful in the NC Business in the ordinary course of the NC Business consistent with past practice;

(p)          pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires any payment by any Acquired Company after the Closing or (B) involves injunctive or equitable relief or restrictions on the conduct of the NC Business after the Closing;

(q)          incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business not to exceed $100,000 in the aggregate; or

(r)           authorize any of, or commit to do or agree to take, whether in writing or otherwise, any of the foregoing actions.

SECTION 5.02.         Pre-Closing Access to Information. From the date hereof until the Closing, Seller shall afford, insofar as permitted by Law, and shall cause the Acquired Companies and the Asset Sellers to afford the employees, agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, facilities, and Records of the NC Business, as Purchaser reasonably deems necessary or advisable, and to those NC Employees to whom Purchaser reasonably requests access.  All information obtained by Purchaser and its employees, agents and representatives pursuant to this Section 5.02 shall be kept confidential in accordance with the Confidentiality Agreement.

SECTION 5.03.         Regulatory and Other Authorizations; Notices and Consents.  (a) Each of Seller and Purchaser shall:

(i)           use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, including those necessary to cause the conditions in Section 2.02(b) and Section 2.03(b) to be satisfied;

(ii)          if required, no later than 5 Business Days after the date on which the Parties become aware of such requirement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions under the HSR Act and shall, as promptly as practicable, file any supplemental information requested in connection therewith pursuant to the HSR Act.  Any such notification and report form shall comply with the HSR Act and the Parties shall request early termination of the applicable waiting period under the HSR Act.  Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act.  Any such supplemental information shall comply with the HSR Act;

(iii)         as soon as practicable after the date hereof, make an appropriate filing to any other Governmental Authority responsible for the enforcement of antitrust Law with respect to the Transactions and shall, as promptly as practicable, file any supplemental information requested in connection therewith.  Any such filing shall comply with the relevant antitrust Law.  Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the relevant antitrust Law.  Seller and Purchaser shall keep each other fully apprised of the status of any communications with, and any inquiries or requests for additional information from, the relevant Governmental Authorities and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the relevant antitrust Law.  Any such supplemental information shall comply with the relevant antitrust Law; and

(iv)          use its best efforts to contest any Action seeking to restrain or enjoin the Transactions and to avoid the imposition of such restraint or injunction, and if any such Governmental Order has been granted or issued, use its best efforts to have such Governmental Order vacated or lifted.

(b)           Purchaser and Seller shall each be responsible for 50% of the filing fees required in order to make any filing under Section 5.03(a).

(c)           Seller shall or shall cause the Acquired Companies and, with respect to the Acquired Assets only, the Asset Sellers, to give such notices to third parties (other than Governmental Authorities) and use their reasonable best efforts to obtain such third party consents as are necessary in connection with the Transactions.  Purchaser shall cooperate and use its reasonable best efforts to assist Seller in giving such notices and obtaining such consents.  Notwithstanding anything in the foregoing to the contrary, except as set forth in Section 5.03(b) of the Seller Disclosure Letter, neither Party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

(d)           Notwithstanding the foregoing or any other covenant of Purchaser set forth in this Agreement, Purchaser shall not be required to hold separate (by trust or otherwise) or to divest, dispose of, discontinue or assign any of (A) the businesses or assets of Purchaser, the Fund or any of their respective Affiliates, or (B) any Acquired Asset or Acquired Company in order to comply with the HSR Act.

SECTION 5.04.         Notice of Developments.  Prior to the Closing, each Party shall, promptly after obtaining knowledge of the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which would reasonably be expected to result in the inaccuracy or breach of any representation or warranty or covenant of such Party in this Agreement, give notice thereof to the other Party and shall use its reasonable best efforts to prevent or to remedy promptly such breach; provided, however, that the delivery of, or failure to deliver, any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder and shall not be or be deemed to be a cure for any such breach.

SECTION 5.05.         Insurance.  (a)  Seller shall use its reasonable best efforts to keep, or cause to be kept, all current insurance policies to the extent relating to the NC Business, in full force and effect through the close of business on the Closing Date.

(b)            Subject to Section 5.05(d), as of the close of business on the Closing Date, Seller may terminate or cause its Affiliates to terminate insurance coverage relating to the NC Business (including, for the avoidance of doubt, the Acquired Companies and the Acquired Assets) under the general corporate policies of insurance of Seller for the benefit of all of its controlled Subsidiaries, but not any policy that covers exclusively one or more Acquired Companies or any of the Acquired Assets (and does not cover any Excluded Assets or any entity that is not an Acquired Company).  Notwithstanding the foregoing, Seller shall not terminate any occurrence based insurance policy unless the Acquired Companies shall be entitled to coverage under, in accordance with the terms of, such policy with respect to events occurring prior to the Closing Date (it being understood that the NC Business shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims policy).

(c)           To the extent that, after the Closing Date, the Parties require any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Purchaser and Seller shall cooperate with each other in accordance with Section 5.06 (including the expense related provisions thereof).

(d)           At or prior to the Closing, Seller shall obtain and fully pay for tail coverage with respect to all directors’ and officers’ liability insurance policies providing coverage to Seller and each of its Subsidiaries (including the Acquired Companies) prior to the Closing (the “D&O Covered Parties”).  The tail coverage shall have a runoff term of at least six years and shall be placed with deductible levels, retentions, levels of coverage and other terms at least as favorable to the D&O Covered Parties as the existing policies, and such tail policy shall include such endorsements as Purchaser may reasonably request.

SECTION 5.06.         Books and Records.

(a)           Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 24 months after the Closing to ensure the orderly transition of the NC Business from Seller to Purchaser and to minimize any disruption to the respective businesses of Seller and Purchaser that might result from the Transactions.  Any costs or expenses which arise from the Parties’ compliance with this Section 5.06 shall be borne by the Party requesting such action, access, assistance or delivery.

(b)           For a period of 24 months after the Closing, upon reasonable notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the NC Business and the Acquired NC Assets as is reasonably necessary for the transition of the Continuing Employees, financial reporting and accounting matters, the prosecution or defense of legal proceedings, the preparation and filing of any Tax Returns or the defense of any Tax audit, claim or assessment.  Neither Party shall be required by this Section 5.06 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or result in any actual breach of the Law or give rise to any other actual compliance concern.

(c)           As soon as reasonably practical after the Closing Date but in no event later than 10 days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all Records in the possession of Seller or its Affiliates (other than the Acquired Companies) relating to the NC Business; provided, however, that:

(i)           Purchaser recognizes that certain Records may relate primarily to Seller or to subsidiaries or divisions of Seller other than the NC Business and that Seller may retain such Records and shall provide true and complete copies of the relevant portions thereof to Purchaser,

(ii)          Seller may retain all Records prepared in connection with the Transactions contemplated by this Agreement, including in connection with discussions held with other parties and analyses relating to any alternative to the Transactions; and

(iii)          Seller may retain any Tax Returns and Purchaser shall be provided with copies of such Tax Returns only to the extent that they relate to separate Tax Returns or separate Liability for Taxes of any of the Acquired Companies, Acquired Assets or Purchaser.

SECTION 5.07.         Further Action.  Prior to and after the Closing, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable, in the reasonable opinion of Purchaser, under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Transactions and to carry out and effectuate the purpose and intent of this Agreement, including to effect the transfer of all of the Acquired NC Assets (including benefits plans and insurance policies (other than Seller’s directors and officers policies) to Purchaser and facilitate the assignment and assumption of any Assumed Liabilities by Purchaser.

SECTION 5.08.         Confidentiality.  (a) Purchaser acknowledges that the information provided or to be provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the NC Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller’s representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)           Notwithstanding anything to the contrary set forth in this Agreement or the Confidentiality Agreements, any Party to this Agreement (and any employee, representative or other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure to the extent required by Code Section 6011 and the regulations thereunder in order to avoid the Transactions being treated as a “Confidential Transaction” as defined by such regulations, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to the Transactions, (B) the date of the public announcement of the Transactions or (C) the date of the execution of an agreement (with or without - conditions) to enter into the Transactions and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.  Nothing in this Agreement shall in any way limit any Party’s ability to consult any Tax advisor (including a Tax advisor independent from all other entities involved in the Transaction) regarding the Tax treatment or Tax structure of the Transaction or to respond to or otherwise comply with any request from any Taxing Authority (including Tax audits).

(c)           Seller recognizes that by reason of its ownership of the NC Business it and its Affiliates have acquired confidential information and trade secrets concerning the operation of the NC Business, the use or disclosure of which could cause Purchaser or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Seller covenants to Purchaser that Seller and its Affiliates will not, for a period of three years following the date of this Agreement, except in performance of its obligations to Purchaser or with the prior written consent of Purchaser, directly or indirectly, disclose any proprietary, secret or confidential information relating to the NC Business that it may learn or has learned by reason of its ownership of the NC Business, unless (i) it is in the public domain or comes into the public domain (other than as a result of a disclosure by Seller or its Affiliates), (ii) it is generally made available to third parties without any limitation on its use or disclosure, (iii) is disclosed to Seller or its Affiliates by a third party having the right to do so, (iv) disclosure is required by applicable Law (including in connection with the filing of any Tax Return or the conduct of any Tax audit), or (v) disclosure is necessary to enforce any of Seller’s or its Affiliates rights.

SECTION 5.09.         Excluded Assets; Excluded Liabilities.  Prior to the Closing, Seller shall cause (a) all Excluded Assets that reside in any Acquired Company to be transferred to Seller or a Subsidiary of Seller (other than any Acquired Company), and (b) the Excluded Liabilities that reside in any Acquired Company to be discharged or assumed by Seller or a Subsidiary of Seller (other than an Acquired Company), in each case without Liability to any Acquired Company or Purchaser.

SECTION 5.10.         Proxy Statement; Stockholders’ Meeting.

(a)           Proxy Statement.  Seller shall engage a proxy solicitation firm (which proxy solicitation firm shall be reasonably acceptable to Purchaser) and prepare (with the reasonable assistance of Purchaser) and file a preliminary proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) as soon as practicable following the date hereof (and, in any event, within 10 Business Days from the date of this Agreement) with the SEC and Seller and Purchaser shall cooperate with each other in connection with the preparation of the foregoing; provided, that if such 10 Business Day period is deemed insufficient in Seller’s good faith, reasonable judgment for the fulsome preparation and filing of the Proxy Statement, then with the consent of Purchaser (such consent not to be unreasonably withheld or delayed), such period shall be extended for 5 additional Business Days. Seller shall use its reasonable best efforts to deliver an initial draft of the Proxy Statement to Purchaser within 5 Business Days of the date of this Agreement.  The Proxy Statement shall include the Board Recommendation.  Seller shall use its reasonable best efforts to respond (with the reasonable assistance of Purchaser) as promptly as practicable to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to Seller’s stockholders at the earliest practicable time after the resolution of all such comments. Seller shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of Seller’s Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions as promptly as commercially practical after receipt thereof. If at any time prior to the Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly after becoming aware thereof, inform Purchaser of such fact or event and prepare (with the reasonable assistance of Purchaser) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Purchaser shall cooperate with Seller in the preparation of the Proxy Statement or any amendment or supplement thereto. Without limiting the generality of the foregoing, Purchaser will furnish to Seller in writing all information as Seller may reasonably request in connection with the foregoing and the preparation of the proxy Statement, including all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Subject to applicable Law, notwithstanding anything to the contrary contained herein, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Purchaser with a reasonable opportunity to review and comment on the Proxy Statement or respond and shall consider in good faith comments reasonably proposed by Purchaser and shall not unreasonably exclude the comments provided by Purchaser.

(b)           Stockholders’ Meeting.  Seller shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its holders of Common Stock for the purpose of obtaining the Stockholder Approval (the “Stockholders’ Meeting”).  The Stockholders’ Meeting shall be held as promptly as commercially practicable following the date on which the Proxy Statement is cleared by the SEC.  Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Stockholders’ Meeting after consultation with Purchaser and with Purchaser’s consent (such consent not to be unreasonably withheld or delayed) (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Seller within a reasonable amount of time in advance of the Stockholders’ Meeting or (ii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting.  Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated pursuant to Article VII, if the Board shall have withheld, withdrawn, qualified or modified the Board Recommendation, or issued an Adverse Recommendation Change, Seller shall nonetheless submit this Agreement to its stockholders at the Stockholders’ Meeting.  With Purchaser’s consent (such consent not to be unreasonably withheld or delayed), Seller may also seek the affirmative vote of the holders of a majority of the outstanding shares of Seller’s Common Stock of the dissolution of Seller at the Stockholders’ Meeting.

(c)           Plan of Dissolution; Distribution.  The Board will, subject to its fiduciary duties, submit to the stockholders of Seller for their approval, a plan of dissolution that will provide that, subject to the fiduciary duties of the members of the Board, Seller will be dissolved after the Closing and its remaining assets will be distributed to its stockholders as promptly as the Board determines in good faith is advisable, taking into account applicable Law and the Liabilities of Seller and its remaining Subsidiaries after the Closing.

(d)           No Restriction.  Nothing in this Section 5.10 shall be deemed to prevent Seller or the Board from taking any action they are permitted or required to take under or are required to take under applicable Law.  Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any Company’s operations prior to the Closing Date.

SECTION 5.11.         No Solicitation of Transactions.

(a)           Seller shall not, and shall use reasonable best efforts to cause each of its Subsidiaries and each of their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Purchaser and its Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal.  Seller shall not, and shall use reasonable best efforts to cause each Subsidiary and its Representatives not to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Takeover Proposal.

(b)           Notwithstanding anything to the contrary contained herein, if at any time on or after the date hereof and prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal from a Person, other than the senior secured lender to Seller’s Subsidiaries, which the Board reasonably determines appears to be capable of pursuing such Takeover Proposal that (i) was not solicited in violation of this Section 5.11 by Seller, any Subsidiary of Seller or any of their respective Representatives, (ii) does not contain any financing contingency and (iii) provides for gross consideration to be received by Seller and/or its stakeholders of at least $117,500,001, the Company may (x) furnish information and/or draft agreements with respect to Seller and the Companies to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (provided that all such information and a summary of the material terms of any such draft agreements have previously been made available to Purchaser or is made available to Purchaser prior to, or concurrently with, the time it is provided to such Person) and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, further that Seller shall promptly provide to Purchaser (and in any event within 24 hours) (1) a copy of any Takeover Proposal made in writing provided to Seller or any of its Subsidiaries, and the identity of the Person making the Takeover Proposal, and (2) a written summary of the material terms of any such Takeover Proposal not made in writing.

(c)           Seller shall keep Purchaser reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis (and in any event within 24 hours) and shall notify Purchaser of the status of such Takeover Proposal. Seller agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits Seller from providing any information to Purchaser in accordance with this Section 5.11.

(d)           Notwithstanding the foregoing, no provision of this Agreement shall restrict Seller, any Subsidiary of Seller or any of their respective Representatives from participating in discussions or negotiations with respect to any matter, or otherwise furnishing any information to, BTMU Capital Corporation or any of its Affiliates or its or their respective Representatives with respect to a Takeover Proposal that is not sponsored and led by the senior secured lender to Seller’s Subsidiaries.

(e)           Except as expressly permitted by this Section 5.11(e), the Board shall not (i) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Board Recommendation, (ii) take any formal action or make any recommendation or public statement in connection with a Takeover Proposal that is structured as either a tender offer or an exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act, or (iii) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of Seller a Takeover Proposal (actions described in clauses (i) to (iii) being referred to as a “Adverse Recommendation Change”)), or (iv) authorize, cause or permit Seller or any of its Subsidiaries to enter into any Seller Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the Stockholder Approval is obtained, but not after, the Board may, in response to a Takeover Proposal that the Board determines in good faith (after consultation with its outside counsel and its independent financial advisor) constitutes a Superior Proposal, make an Adverse Recommendation Change or authorize, cause or permit Seller or any of its Subsidiaries to enter into a Seller Acquisition Agreement with respect to a Takeover Proposal, if, in the case of any such action, the Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of Seller’s directors under applicable Law; provided, however, that (w) Seller has given Purchaser at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal), (x) Seller has negotiated, and has used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (y) following the end of such notice period, the Board shall have considered in good faith any changes to this Agreement proposed in writing by Purchaser, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect.  In the event that during such notice period any revisions are made to terms of such Superior Proposal and the Board in its good faith judgment reasonably determines that such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), Seller shall, in each case, deliver to Purchaser an additional notice and a notice period of three Business Days shall have recommenced from the date of receipt of such additional notice unless the event requiring notice pursuant to this Section 5.11(e) occurred less than three Business Days prior to the Stockholders’ Meeting, in which case Seller shall deliver notice to Purchaser of such event as promptly as practicable.  For clarity and the avoidance of doubt, Seller will not enter into any agreement with any party in contravention or inconsistent with this Section 5.11.

(f)           Notwithstanding anything to the contrary contained herein, nothing in this Section 5.11 shall prohibit or restrict Seller or the Board from (i) taking and/or disclosing to the stockholders of Seller a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller if, in the good faith judgment of the Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

SECTION 5.12.         Employee Benefits Matters.

(a)           Prior to Closing but effective upon the Closing Date, Purchaser or an Affiliate thereof shall make offers of employment to the employees of the Asset Sellers; provided, however, that such offers of employment shall be sufficient so as to give rise to no Seller liability under the Worker Adjustment and Retraining Notification Act of 1988, or any similar Law (collectively, the “WARN Act”).  Purchaser shall include in its offers of employment a release to be entered into by the employee in favor of the Seller and its Affiliates, provided, however, that if an employee objects to the release, Purchaser shall not be required to retain the release as a condition of employment.  Each such employee who is offered and accepts employment with Purchaser or an Affiliate thereof shall be considered a “Continuing Employee” on the date their employment with such employer commences.  For a period of no less than 12 months following the Closing, Purchaser shall provide or cause to be provided to each Continuing Employee, compensation and employee benefits that are no less favorable in the aggregate to those provided to such Continuing Employee by Seller and its Affiliates immediately prior to the Closing.  The preceding sentence shall not preclude Purchaser or its Affiliates at any time following the Closing from terminating the employment of any Continuing Employee for any reason (or no reason).

(b)           Provided that on or before the Closing, Seller has provided Purchaser with a list of all employee layoffs, by date and location, implemented by the Assets Sellers in the 90-day period preceding the Closing Date, Purchaser shall not take any action (including layoffs) which will result in any Liability to Seller under the WARN Act.

(c)           Seller and Purchaser shall take all actions necessary to transfer and assign effective on the Closing Date each Seller Employee Plan (other than Seller’s 401(k) plan) and NC Employment Agreement of any Asset Seller employee set forth on Section 5.12(c) of the Seller Disclosure Letter to Purchaser or one of its Affiliates, and Seller shall take all actions necessary to terminate any existing Seller Employee Plan which is not set forth on Section 5.12(c) of the Seller Disclosure Letter.

(d)           Subject to Purchaser being reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that Seller’s 401(k) plan meets the requirements for qualification under Section 401(a) of the Code, and that all matching under Purchaser’s 401(k) plans is provided for in Seller’s 401(k) Plan, Purchaser agrees to cause Purchaser's 401(k) plan to accept, a "direct rollover" to Purchaser's 401 (k) plan of each Continuing Employee's account balances (including promissory notes evidencing all outstanding loans) under Seller’s 401(k) plan if such rollover is elected in accordance with applicable Law by such Continuing Employee.  On or prior to the Closing, Seller shall terminate Seller’s 401(k) plan.

(e)           Each Continuing Employee shall be given credit for all service with Seller and its Subsidiaries and their respective predecessors under any Seller Employee Plan, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Purchaser in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of retirement type benefits), to the extent past service was recognized for such Continuing Employees under the comparable Seller Employee Plans immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Purchaser.  Notwithstanding the foregoing, nothing in this Section 5.12(b) shall be construed to require crediting of service that would result in duplication of benefits or service credit for benefit accruals under a retirement type plan.

(f)           In the event of any change in the welfare benefits provided to Continuing Employees following the Closing, Purchaser shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(g)           Seller and Purchaser shall each provide the other (and their designated agents and third-party service providers) with prompt liaison necessary for them (and their agents and third-party service providers) implement these covenants; provided, however, that each party shall comply with the HIPAA privacy and security rules and other applicable Laws relating to the protection of health data, in the implementation of these covenants.

(h)           The Parties hereto acknowledge and agree that all provisions contained in this Section 5.12 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any Continuing Employee, any participant in any employee benefit plan of Purchaser or its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Purchaser or any of its Affiliates.

(i)           Purchaser shall reimburse Seller for any severance payments (but no other amounts) arising under the agreements listed in paragraphs 2 and 3 of Section ACA of the Seller Disclosure Letter to the extent such obligations are triggered (and not waived or otherwise released by the employees who are parties to such agreements) as a result of a termination of employment in connection with the consummation of the Transactions.

SECTION 5.13.         Retention Bonus Plan.  As soon as practicable following the date hereof (and, in any event, within 10 Business Days), Seller shall implement a retention bonus plan on such terms and conditions as are reasonably consented to by Purchaser) (the "Retention Bonus Plan") which provides for aggregate payments of up to $290,000 (maximum payments of $145,000 to be payable on each of (i) the Closing Date by Seller (or one of its Affiliates) (the "Seller Retention Portion") and (ii) six months following the Closing Date by Purchaser (or one of its Affiliates) (the "Purchaser Retention Portion")) to the NC Employees listed, and in the amounts set forth, in Section 5.13 of the Seller Disclosure Letter who become Continuing Employees and remain employed by Purchaser or one of its Affiliates as of the applicable payment bonus payment date; provided that if the actual amount of the Purchaser Retention Portion incurred by Purchaser and its Affiliates in connection with the Retention Bonus Plan is less than $145,000, one half of such shortfall shall be promptly (but in no event less than 5 Business Days after the six month anniversary of Closing) be paid in cash to Seller by wire transfer to an account designated by Seller.

SECTION 5.14.         Director Resignations.  Seller shall use its reasonable best efforts to obtain the written resignation(s) of each director of any Acquired Company identified by Purchaser at least five Business Days prior to Closing Date, effective as of the Closing Date.

SECTION 5.15.         Deposit Account Control Agreement.  In consideration for the mutual covenants and other agreements contained in this Agreement, Seller hereby grants for the exclusive benefit of Purchaser an Encumbrance upon and security interest in a bank account (the "Deposit Account") to be established as soon as practicable following the date hereof (and, in any event, within 7 Business Days).  Seller shall execute a deposit account control agreement (such agreement, including any subordination or intercreditor agreement relating to the Deposit Account, the “Deposit Account Control Agreement”) in favor of Purchaser providing for a first lien on such Deposit Account (the terms of which are reasonably satisfactory to Seller and Purchaser and shall include that no funds shall be withdrawn therefrom, unless expressly provided for in the Deposit Account Control Agreement, without the prior written consent of Purchaser). The Deposit Account shall maintain a balance no less than $500,000, such amount to be disbursed to Purchaser in satisfaction of any amounts as may be due to Purchaser as set forth in Section 7.02(c).  In the event that all amounts due and payable to Purchaser under Section 7.02(c) have been satisfied, any remaining balance in the Deposit Account shall be released to Seller (or an account designated by Seller) within one Business Day of such satisfaction date, and Purchaser shall take all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to release such balance to Seller.

SECTION 5.16.         Extension of Accord and Satisfaction Agreement.  Seller may, and, if requested by Purchaser, shall, use its reasonable best efforts to obtain an extension of the Effectiveness Deadline (as such term is defined in the Accord and Satisfaction Agreement) from October 1, 2010 to the Outside Date.  Notwithstanding any other provision of this Agreement, any action taken, or not taken, with the consent of Purchaser in connection with Seller’s compliance with its obligations hereunder shall not be deemed a breach of this or any other provision of this Agreement.

SECTION 5.17.         Enforcement of Certain Rights.  Seller shall, to the extent reasonably requested by Purchaser, use its reasonable best efforts (which, for this purpose, will include, at its cost, initiating and pursuing litigation in order to enforce its rights) to enforce its rights under the Accord and Satisfaction Agreement and the Deposit Account Control Agreement or to cause the secured lender to enter into the subordination or intercreditor agreement as contemplated in Section 5.15.  Notwithstanding any other provision of this Agreement, any action taken, or not taken, with the consent of Purchaser in connection with Seller’s compliance with its obligations hereunder shall not be deemed a breach of this or any other provision of this Agreement.

ARTICLE VI

Tax Matters

SECTION 6.01.         Preparation and Filing of Returns; Payment of Taxes.

 (a)           Seller shall timely prepare and file, or cause to be prepared and filed, on a basis consistent with past practice, all Tax Returns with respect to the Acquired Companies that are required to be filed on or before the Closing Date.  Seller shall timely pay or cause to be paid any Taxes shown on such Tax Returns as owing.

(b)           Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns with respect to the Acquired Companies that are required to be filed after the Closing Date.  Purchaser shall timely pay any Taxes shown on such Tax Returns as owing.

SECTION 6.02.         Refunds, Credits and Offsets.

(a)           The amount or economic benefit of any refunds, credits or offsets of Taxes of any of the Acquired Companies whether for a Pre-Closing Tax Period or Post-Closing Tax Period shall be for the account of Purchaser; provide that notwithstanding the foregoing and for the avoidance of doubt, Seller shall be entitled to a refund of Taxes from the City of New York for the year 2006 and, if necessary, Purchaser shall reasonably cooperate with Seller to assist Seller (at Seller’s expense) in obtaining this refund.

SECTION 6.03.         Cooperation.  The Share Sellers, the Asset Sellers, the Acquired Companies, and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and in any other matters relating to Taxes, including (a) by maintaining and making available to each other all books and records and all relevant correspondence with Governmental Authorities in connection with Taxes and (b) by promptly informing each other of notice of any Tax audit or other Tax proceeding in respect of which the other Party or any of its Affiliates may have a Liability.

SECTION 6.04.         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and applicable real estate transfer and stock transfer Taxes incurred in connection with this Agreement and the Transactions shall be borne 50% by Purchaser and 50% by Seller. Seller shall make all reasonable filings, if available, required to be relieved of (and to relieve Purchaser from) any such transfer Taxes otherwise applicable to the Transactions.

SECTION 6.05.         FIRPTA Certificate.  Seller shall deliver to Purchaser at the Closing a certificate or certificates in form and substance reasonably satisfactory to Purchaser certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

SECTION 6.06.         Aggregate Consideration Adjustments and Allocation.

(a)           Seller and Purchaser shall treat any amounts payable pursuant to Section 2.04 as an adjustment to the Aggregate Consideration for Tax purposes, unless a final determination causes any such payment not to be treated as an adjustment to the Aggregate Consideration for U.S. Federal income Tax purposes.

(b)           Seller and Purchaser shall agree to an allocation of the Aggregate Consideration among the Acquired NC Assets in accordance with Section 2.01(a)(iv).  Seller and Purchaser and their Affiliates shall report, act and file Tax Returns (including but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation.  Neither Seller nor Purchaser shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

(c)           Seller (rather than Purchaser) shall take into account any income resulting from cancellation or modification of the BTMUCC Credit Facility on the Closing Date, and the Parties shall not elect or deem to have elected to treat any such modification as a modification of a debt of Purchaser pursuant to Section 1.1274-5(b)(2) of the Treasury Regulations or otherwise.

SECTION 6.07.         Tax Sharing Agreements.  Seller shall cause any tax sharing, tax allocation or tax indemnification agreement between any of the Acquired Companies and either Seller or any subsidiary of Seller (excluding, for the avoidance of doubt, any Acquired Company) to be terminated at and as of the Closing.

SECTION 6.08.         Tax Elections.  If Purchaser so requests at any time prior to Closing, Share Sellers shall elect to forego loss on disposition of the Acquired Companies (by reducing the basis) of such stock or interests under Section 1.1502-36(d)(6)(i)(A) of the Treasury Regulations. Seller shall furnish to Purchaser, at least 15 days prior to the timely filing of each of the foregoing elections, a copy of the completed form of such election for Purchaser’s review and comment; provided, that if Purchaser requests such election to be made less than 15 days prior to the Closing, then Purchaser shall be granted a reasonable notice period to review such elections prior to the filing by Purchaser.

ARTICLE VII

Termination

SECTION 7.01.         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Purchaser,

(b)           by either Purchaser or Seller:

(i)           if the Stockholder Approval is not obtained at the Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii)          if the Closing shall not have occurred by November 13, 2010 (such date, or such later date as the Parties may agree to the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(iii)         if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or any Governmental Order of any Governmental Authority having competent jurisdiction is entered enjoining Seller or Purchaser from consummating the Transactions and such Governmental Order has become final and nonappealable; provided, however, that prior to termination pursuant to this Section 7.01(b)(iii) each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Governmental Order or the failure of such Governmental Order to be resisted, resolved or lifted, as applicable.

(c)         by Seller:

(i)           if Purchaser shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 2.03 and (B) cannot be cured by Purchaser, or if capable of being cured, shall not have been cured within 15 Business Days follow receipt by Purchaser of written notice of such breach or failure to perform from Seller (or, if earlier, the Outside Date); provided that, Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 2.02 not being satisfied; or

(ii)          prior to the receipt of the Stockholder Approval, in order to enter into a Seller Acquisition Agreement that constitutes a Superior Proposal, if, (A) Seller has complied in all material respects with the requirements of Section 5.11 and (B) prior to or concurrently with such termination, Seller pays the amounts due to Purchaser under Section 7.02.

(d)         by Purchaser:

(i)           if (A) Seller shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.11), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 2.02 and (ii) cannot be cured by Seller, or if capable of being cured, shall not have been cured within 15 Business Days following receipt by Seller of written notice of such breach or failure to perform from Purchaser (or, if earlier, the Outside Date); provided that, Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 2.03 not being satisfied, (B) Seller shall have willfully or intentionally breached in any material respect its obligations under, or shall have knowingly permitted any of its Representatives to materially breach the terms of, Section 5.11, which breach, if curable by Seller, shall not have been cured by Seller within 5 Business Days following receipt by Seller of written notice of such breach, (C) the Accord and Satisfaction Agreement (including, for the avoidance of doubt, the related Waiver and Omnibus Amendment) is terminated, deemed null and void in accordance with the terms thereof or amended without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) the failure of the Seller to enter into, and to cause the secured lender to enter into, the Deposit Account Control Agreement as required under Section 5.15; or

(ii)          if (A) the Board shall have failed to include the Board Recommendation in the Proxy Statement, (B) the Board shall have effected an Adverse Recommendation Change, (C) the Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Board Recommendation, in each case, within 5 Business Days following a request by Purchaser to do so and in any event at least 2 Business Days prior to the Stockholders’ Meeting (provided that Purchaser cannot make repeated requests for reaffirmation with respect to the same Takeover Proposal unless there has been a material change in the terms of such Takeover Proposal (as reasonably determined by the Board and, for the avoidance of doubt, any change in price or financing contingency will be deemed to be a material change for the purposes of this sentence) since the date of Purchaser’s most recent request for reaffirmation), (D) Seller enters into a Seller Acquisition Agreement, or (E) Seller or the Board shall have publicly announced its intention to do any of the foregoing.

SECTION 7.02.         Effect of Termination; Termination Fee.

(a)           Except as otherwise set forth in this Section 7.02, in the event of a termination of this Agreement by either Seller or Purchaser as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors; provided, however, that the provisions of this Section 7.02, Section 7.03 and Article 8 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)           If this Agreement is terminated pursuant to Section 7.01(c)(ii), then Seller shall pay Purchaser an amount equal to $4,500,000 (the “Termination Fee”) prior to or concurrently with such termination.  If this Agreement is terminated pursuant to Section 7.01 (d)(i)(B) or Section 7.01(d)(ii), then Seller shall pay Purchaser an amount equal to the Termination Fee within 1 Business Day of such termination.  If this Agreement is terminated pursuant to Sections 7.01(b)(i), 7.01(b)(ii), 7.01(d)(i)(C) or 7.01(d)(i)(D) then, in the event that within 12 months of the date this Agreement is terminated, Seller consummates any Takeover Proposal or enters into a Seller Acquisition Agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated (whether during or after such 12 month period) (either such consummated Takeover Proposal shall be referred to as a “Takeover Event Closing”), then Seller shall pay Purchaser the Termination Fee concurrently with such Takeover Event Closing.  If this Agreement is terminated pursuant to Section 7.01(d)(i)(A), then Seller shall pay Purchaser an amount equal to $2,250,000 (the “Reduced Termination Fee”) within 1 Business Day after such termination; provided, that in the event that a Takeover Event Closing subsequently occurs, Seller shall pay Purchaser the Termination Fee (less the amount of the Reduced Termination Fee previously paid) concurrently with such Takeover Event Closing.

(c)           If this Agreement is terminated pursuant to Sections 7.01(b)(i), 7.01(b)(ii), 7.01(c)(ii), 7.01(d)(i) or 7.01(d)(ii), then Seller shall pay by wire transfer of same day funds to Purchaser or its designee(s) within one Business Day following the delivery by Purchaser of an invoice therefor, all out-of-pocket fees and expenses actually incurred by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement (the “Purchaser Expenses”).  If this Agreement is terminated pursuant to Sections 7.01(b)(iii), and the primary cause of the promulgation of such Law or issuance of such Order was an Action initiated by (i) the SEC or (ii) by the stockholders of Seller relating to allegations of breach of fiduciary duties or other allegations of a violation of applicable Law relating to this Agreement or the Transactions, then Seller shall pay by wire transfer of same day funds to Purchaser or its designee(s) within one Business Day following the delivery by Purchaser of an invoice therefor, all Purchaser Expenses.  Notwithstanding the foregoing, in no circumstances shall Seller ever be required to pay more than an aggregate of $500,000 pursuant to this Section 7.02(c).

(d)           In the event that Purchaser shall receive full payment of all amounts owed by Seller pursuant to Sections 7.02(b) and 7.02(c), the receipt of such applicable Termination Fee and/or Purchaser Expenses shall be deemed to be liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by Purchaser or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Seller or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(e)           Each of the Parties hereto acknowledge that the agreements contained in this Section 7.02 are an integral part of the Transactions, and that without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to timely pay any amount due pursuant to this Section 7.02, and, in order to obtain the payment, Purchaser commences a suit which results in a judgment against Seller for the payment set forth in this Section 7.02, Seller shall pay Purchaser its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(f)           Within 10 Business Days of the date hereof, Purchaser shall open a new bank account and provide Seller with wire transfer instructions to this bank account (the “Default Account”).  Any amount due to Purchaser pursuant to this Section 7.02 shall be paid by wire transfer of immediately available funds to the Default Account, or to such other account designated in writing to Seller by Purchaser; provided that, in all circumstances, payment to the Default Account shall satisfy the obligations imposed by this Section 7.02; and, provided, further, that, once opened, Purchaser hereby agrees to keep open and available for wire transfers the Default Account for so long as the potential for a payment to Purchaser under this Article VII remains.  For the avoidance of doubt, in no event shall Seller be obligated to pay, or cause to paid, the Termination Fee or the Reduced Termination Fee on more than one occasion.

SECTION 7.03.         Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the Transactions shall be paid by the Party incurring such expenses, whether or not the Closing occurs.

ARTICLE VIII

Other Matters

SECTION 8.01.         Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

NexCen Brands, Inc.
1330 Avenue of the Americas, 34th Floor
New York, NY 10019
Fax: (212) 247-7132
Attn: General Counsel

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10016
Fax: (212) 446-4900
Attn: Jeffrey Symons

if to Purchaser, to:

Global Franchise Group, LLC
c/o Levine Leichtman Capital Partners, Inc.
335 North Maple Drive, Suite 130
Beverly Hills, CA 90210
Fax: (310) 275-1305
Attn: Steven E. Hartman

with copies to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Fax:  (313) 465-7457
Attn:  Joshua F. Opperer

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day, in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.02.         Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b)           No failure or delay by any Party in exercising any Right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other Right, power or privilege.  The Rights and remedies herein provided shall be cumulative and not exclusive of any Rights or remedies provided by Law.

SECTION 8.03.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the Parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such Party and its board of directors or equivalent governing body.

SECTION 8.04.         Enforcement; Expenses of Litigation.  (a) Each Party hereby consents to the exclusive jurisdiction of any New York state or United States Federal court sitting in the City of New York with respect to disputes arising out of this Agreement.

(b)           There are no intended third party beneficiaries of any provision of this Agreement.

(c)           Upon final and non-appealable judgment by a court of competent jurisdiction with respect to any disputes arising out of this Agreement, the Party against which judgment has been entered shall reimburse the prevailing Party for all reasonable fees and expenses incurred in connection with the defense or prosecution, as the case may be, of such dispute.

SECTION 8.05.         Severability.  If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the extent possible.

SECTION 8.06.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 8.07.         Assignment.  Neither this Agreement nor any of the Rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party; provided that Purchaser may assign or collaterally assign its rights but not its obligations under this Agreement any Affiliate of Purchaser without the prior written consent of Seller (provided that such assignment shall not (i) release Purchaser from, or affect the obligations of Purchaser under, this Agreement, (ii) affect the obligations of the Fund under the Equity Commitment Agreement or (iii) impede or delay the consummation of the Transactions).  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 8.08.         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 8.09.         Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

SECTION 8.10.         Captions.  The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

SECTION 8.11.         Specific Performance.  The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.  If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Action.  If a court of competent jurisdiction has declined to specifically enforce the obligations of Purchaser to consummate the Transactions pursuant to a claim for specific performance brought against Purchaser pursuant to this Section 8.11, Seller may pursue any other remedy available to it at law or in equity, including monetary damages (which Purchaser agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by Seller’s stockholders and creditors).  If a court has granted an award of damages for such alleged breach against Purchaser, Seller may enforce such award and accept damages for such alleged breach.

SECTION 8.12.         Public Announcement.  The initial press release regarding the Transactions shall be mutually agreed upon by Seller and Purchaser.  Prior to Closing, neither Purchaser nor Seller shall issue or make any subsequent press release or other public statement with respect to the Transactions without prior written approval of the other Party, except as may be required by Law, provided that in any such case the disclosing Party shall provide the non-disclosing Party with adequate notice of any such proposed disclosure and a reasonable opportunity to comment thereon.

SECTION 8.13.         No Survival.  None of the representations and warranties contained in Article III and Article IV or contained in any certificate or any writing delivered pursuant hereto shall survive the Closing or the termination of this Agreement hereunder.  The covenants of Purchaser and Seller contained in the Agreement shall not survive the Closing other than those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the Closing until fully performed.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement, all as of the date first written above.

NEXCEN BRANDS, INC.

By:	/s/ Kenneth J. Hall
Name: Kenneth J. Hall
Title: Chief Executive Officer

GLOBAL FRANCHISE GROUP, LLC

By:	Levine Leichtman Capital Partners,
Inc., its manager

By	/s/ Steven E. Hartman
Name: Steven E. Hartman
Title: Vice President

APPENDIX A

Definitions

“Accord and Satisfaction Agreement” shall have the meaning set forth in Recitals hereto.

“Accounting Principles” means GAAP consistently applied using the same methods, policies and procedures with consistent classifications and estimates as were used in the preparation of the Financial Statements, as modified by the sample Net Working Capital calculation set forth in Section CA.

“Acquired Assets” means all assets, properties, Rights and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, leased, licensed, used or held for use by the Asset Sellers in the conduct of the NC Business, including but not limited to those items set forth in Section 1.02(a) of the Seller Disclosure Letter, but excluding the Excluded Assets.

“Acquired Companies” means the Companies and each of the direct and indirect Subsidiaries of the Companies.

“Acquired Contracts” means the Contracts set forth in Section ACA of the Seller Disclosure Letter.

“Acquired NC Assets” means the Shares, the Acquired Assets and, for the avoidance of doubt, the Acquired Companies.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, audit, contest, investigation or other action by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.11(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, following the Closing, none of Seller and its Subsidiaries, on the one hand, and Purchaser and its Affiliates, on the other hand, shall be deemed to be Affiliates of each other.

“Aggregate Consideration” shall have the meaning set forth in Section 1.03.

“Agreement” shall have the meaning set forth in the Recitals hereto.

“Asset Sellers” means NB Supply and NFM.

“Assumed Liabilities” means those Liabilities set forth on Section AL of the Seller Disclosure Letter.

“Balance Sheet” means the audited consolidated balance sheet of Seller as of December 31, 2009 included in the Form 10-K filed by Seller.

“Balance Sheet Date” means December 31, 2009.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.02.

“Board” shall have the meaning set forth in Section 3.24.

“Board Recommendation” shall have the meaning set forth in Section 3.24.

“BTMUCC Credit Facility” means that certain amended and restated note funding agreement dated August 15, 2008 and entered into between BTMU Capital Corporation, NC Holding and the other parties thereto, as may be amended, restated and modified from time to time (including as amended January 29, 2008 and August 15, 2008).

“BTMUCC Security Agreement” means that certain agreement dated August 15, 2008 and entered into between BTMU Capital Corporation, as agent, NC Holding and the other parties thereto, as may be amended, restated and modified from time to time (including as amended January 29, 2008, August 15, 2008, September 11, 2008, December 24, 2008, January 27, 2009, July 15, 2009, August 6, 2009, January 14, 2010, February 10, 2010, March 12, 2010, March 30, 2010, April 20, 2010 and May 13, 2010).

“Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday under the Laws of the State of New York or is a say on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Cash” means, as of the Determination Time, the cash and cash equivalents of the Acquired Companies, determined in accordance with the Accounting Principles (in each case, (i) excluding Restricted Cash, but (ii) including deposits in banks or other financial institution accounts of any kind and restricted cash collateralizing letters of credit extended on behalf of the Acquired Companies (other than the letter of credit issued to NFM by JPMorgan Chase Bank N.A. dated September 16, 2009)).

“Closing” means the purchase and sale of the Shares, the Acquired Assets and the NBI Acquired Contracts.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.04(b)(i).

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Date Funded Indebtedness” means, in each case except to the extent the following are included in the Closing Net Working Capital or in the Special Adjustment, as of the Determination Time, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness of the Acquired Companies (or otherwise included in the Assumed Liabilities) for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), (ii) obligations of the Acquired Companies (or otherwise included in the Assumed Liabilities) evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of the Acquired Companies (or otherwise included in the Assumed Liabilities) to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under Accounting Principals, (iv) bank overdrafts or liability or obligations of the Acquired Companies (or otherwise included in the Assumed Liabilities) under a letter of credit, banker’s acceptance or note purchase facility, (v) interest expense accrued but unpaid to the date of determination on or relating to any of the items included in the foregoing clauses (i) to (iv), (vi) prepayment penalties, fees, premiums, costs and expenses (if any) relating to any of the Acquired Companies (or otherwise included in the Assumed Liabilities)that are required to be prepaid, (vii) liabilities of the Acquired Companies (or otherwise included in the Assumed Liabilities) under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, (viii) any unsatisfied obligation of the Acquired Companies (or otherwise included in the Assumed Liabilities) for “withdrawal liability” to a “multi-employer plan” as such terms are defined under ERISA, and (ix) without duplication, indebtedness of the type described in clauses (i) through (viii) above guaranteed, directly or indirectly, by any of the Acquired Companies (or otherwise included in the Assumed Liabilities).  For purposes of this Agreement, “Closing Date Funded Indebtedness” (A) shall not include any trade accounts payables to the extent included in the Closing Net Working Capital or in the Special Adjustment or any indebtedness under the BTMUCC Credit Facility and (B) shall be determined in a manner consistent with the Accounting Principles.

“Closing Net Working Capital” means the Net Working Capital as of the Determination Time.

“Closing Statement” shall have the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Seller’s issued and outstanding common stock, par value $.01 per share.

“Company” and “Companies” means each of the entities listed on Section 1.01 of the Seller Disclosure Letter as referred to in this Agreement individually as a “Company” and collectively as the “Companies”.

“Confidentiality Agreement” means that certain confidentiality agreement entered into between Seller and Levine Leichtman Capital Partners, Inc. dated March 31, 2010.

“Continuing Employees” shall have the meaning set forth in Section 5.12(a).

“Contract” means any contract, arrangement, lease, license, indenture, agreement, commitment and any other legally binding arrangement, whether oral or written.

“control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract or otherwise.

“Current Assets” means, to the extent an asset of any Acquired Company or otherwise included in the Acquired Assets, all (i) trade receivables, net of allowances, (ii) other receivables, (iii) inventory and prepaid expense and other current assets of the Acquired Companies or included in the Acquired Assets, all as determined in accordance with the Accounting Principles; provided that Current Assets shall not include any (A) Cash, (B) Restricted Cash, (C) the Seller Lease Deposits and Receivables or (D) the account receivable relating to the MM Agreement.

“Current Liabilities” means, to the extent a Liability of any Acquired Company or otherwise included in the Assumed Liabilities, all (i) accounts payable and (ii) accrued expenses, all as determined in accordance with the Accounting Principles; provided that Current Liabilities shall not include (A) restructuring accruals, (B) deferred revenue, (C) acquisition related liabilities, (D) any item included in the Closing Date Funded Indebtedness or the Special Adjustment, (E) any potential payments owed to Jeffries & Co related to previous engagement letters entered into between Seller and Jeffries & Co., or (F) the payment contemplated by the MM Agreement and the Settlement Agreement, dated March 4, 2010, by and between Seller and Stuart Olsten, as the Securityholders' Representative under the MM Agreement.

“Default Account” shall have the meaning set forth in Section 7.03(e).

“Deferred Revenue Adjustment” means the amount of deferred revenue, determined in accordance with the Accounting Principles, of the Acquired Companies as of the Determination Time determined as follows: (i) with respect to the Franchise Agreements set forth in Section DRA(i) of the Seller Disclosure Letter, the lesser of $5,000 per Franchise Agreement and the actual deferred revenue with respect to that Franchise Agreement as of the Determination Time, (ii) with respect to each Franchise Agreement set forth in Section DRA(ii) of the Seller Disclosure Letter, the amount indicated as applicable to that Franchise Agreement in such Section of the Seller Disclosure Letter, (iii) with respect to each Franchise Agreement included in the deferred revenue of the Acquired Companies or the Asset Sellers governing a United States location, other than Franchise Agreements covered by clauses (i) or (ii), the lesser of $16,125 per Franchise Agreement and the actual deferred revenue with respect to that Franchise Agreement as of the Determination Time, and (iv) with respect to each Franchise Agreement included in the deferred revenue of the Acquired Companies or the Asset Sellers governing a non-United States location, other than Franchise Agreements covered by clauses (i) or (ii), the lesser of $18,000 per Franchise Agreement and the actual deferred revenue with respect to that Franchise Agreement as of the Determination Time.

“Deposit Account” shall have the meaning set forth in Section 5.15.

“Deposit Account Control Agreement” shall have the meaning set forth in Section 5.15.

“Determination Time” shall have the meaning set forth in Section 2.04(a).

“Disputed Items” shall have the meaning set forth in Section 2.04(b)(ii).

“DOJ” shall have the meaning set forth in Section 5.03(a)(ii).

“Employee Attrition Event” means a 25% or more reduction in the number of employees included in the Pre-Signing Employee Workforce as compared to the Pre-Closing Employee Workforce.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind.  The definition of “Encumbrance” shall not include any licenses or other rights to use or covenants not to assert Intellectual Property Rights.

“Environmental Law” means any applicable federal, state, local or foreign Law (including common Law), treaty, regulation, rule, Governmental Order, or any agreement with any Governmental Authority, relating to the environment, natural resources, the effect of the environment on human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and relating to the NC Business, the Acquired Companies or the Acquired Assets.

“Equity Commitment Agreement” hall have the meaning set forth in the Recitals.

“Equity Security” means (i) any capital stock or other equity security, (ii) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing any profit participation features, (iii) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing profit participation features, or (iv) any stock appreciation rights, phantom stock rights or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with Seller or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means the escrow agent under the Escrow Agreement, as reasonably agreed upon by the Parties.

“Escrow Agreement” means an escrow agreement, in form and substance reasonably acceptable to Purchaser and Seller entered into by Purchaser, the Escrow Agent and Seller prior to Closing.

“Estimated Aggregate Consideration” means an amount equal to (i) $112,500,000, minus (ii) the Estimated Closing Date Funded Indebtedness, plus (iii) the Estimated Net Working Capital Adjustment, minus (iv) the Estimated Special Adjustment, (v) minus the Estimated Deferred Revenue Adjustment, plus (vi) the Estimated Unrestricted Cash.

“Estimated Balance Sheet” shall have the meaning set forth in Section 2.04(a).

“Estimated Closing Date Funded Indebtedness” shall have the meaning set forth in Section 2.04(a).

“Estimated Closing Statements” shall have the meaning set forth in Section 2.04(a).

“Estimated Deferred Revenue Adjustment” shall have the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.04(a).

“Estimated Special Adjustment” shall have the meaning set forth in Section 2.04(a).

“Estimated Unrestricted Cash Adjustment” shall have the meaning set forth in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means those assets set forth in Section EA of the Seller Disclosure Letter.

“Excluded Liabilities” means those Liabilities set forth in Section EL of the Seller Disclosure Letter.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule (or its predecessor) or any applicable Franchise Law.

“Financial Statements” shall have the meaning set forth in Section 3.07(b).

“Final Statement” shall have the meaning set forth in Section 2.04(b)(ii).

“Franchise Agreement” means, collectively, all currently effective franchise agreements, conversion agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, area development agreements and similar agreements, together with such service agreements, operator agreements, and other similar agreements that alone, or together with other agreements with Seller, the Asset Sellers and/or the Acquired Companies, grant or purport to grant to a third party the right to operate, or license others to operate, a store or outlet as part of or in connection with the NC Business.

“Franchisee” means a Person who has entered into, as applicable, a Franchise Agreement with Seller, the Asset Sellers and/or an Acquired Company.

“Franchise Law” means the FTC Rule and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“FTC” shall have the meaning set forth in Section 5.03(a)(ii).

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R Section 436.1 et seq.

“Fund” shall have the meaning set forth in Recitals hereto.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any governmental authority, quasi- governmental authority, instrumentality, court, arbitrator, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, whether domestic, foreign or supranational or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

 “include” and “including” (and words of similar import) shall be deemed to be followed by the phrase “without limitation.”

“Insolvency Event” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of NC Holding, any Asset Seller or any Acquired Company; provided that, for the avoidance of doubt, “Insolvency Event” (i) does not include Seller’s seeking, or the receipt of, the affirmative vote of the holders of a majority of the outstanding shares of Seller’s Common Stock of the dissolution of Seller, (ii) but would include Seller’s filing of the certificate of dissolution.

“Intellectual Property Rights” means all of the following items in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, revision, extension or reexamination thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names, together with all goodwill associated therewith, and all registrations, applications and renewals for any of the foregoing, (iii) registered and unregistered copyrights, and copyrightable works and all registrations, applications and renewals for any of the foregoing, (iv) trade secrets (including processes, methods, formulae, improvements, specifications, technical data and other know-how), (v) computer software and software systems (including source code, object code, data, databases and related documentation), (vi) copies and tangible embodiments of the foregoing, and (vii) Rights to sue at law or in equity and/or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means with respect to Seller or Purchaser, as the case may be, a particular fact or other matter that (a) with respect to Seller, Sue Nam, Seth Burroughs, Ken Hall, Mark Stanko, Chris Dull, and, with respect to franchise matters of Seller and its Subsidiaries only, Melissa Rothring and (b) with respect to Purchaser, Steven Hartman, in each case, is actually aware of, following due inquiry.

“Law” means any Federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Leased Properties” shall have the meaning set forth in Section 3.13(a).

“Liabilities” means any and all indebtedness and other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that has a material adverse effect, individually or in the aggregate, on the financial condition, business, assets or results of operations of the NC Business taken as a whole or which materially impairs or delays the ability of Seller to consummate the Transactions, other than any change, effect, event, occurrence or state of facts relating to or arising from (i) changes generally affecting any segment of the industries in which Seller and its Subsidiaries operate or affecting the economy or financial markets generally (unless such changes have a materially disproportionate adverse effect on the NC Business, taken as a whole, as compared to other participants in the industries in which the NC Business operates), (ii) the negotiation (including activities relating to due diligence), execution, delivery or public announcement or the pendency of this Agreement or the Transactions, (iii) any actions taken (or not taken) in compliance herewith or otherwise with the consent of Purchaser, including the impact thereof on the relationships of Seller, the Acquired Companies or the NC Business with customers, suppliers, distributors, consultants, employees, franchisees, licensees or independent contractors or other third parties with whom they have any relationship, (iv) any change or announcement of a potential change in the credit rating of Seller or any of its Subsidiaries or any of their securities, (v) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (vi) changes in Law or GAAP (or any interpretation thereof), or (vii) any Action arising from allegations of a breach of fiduciary duty or other allegations of a violation of applicable Law relating to this Agreement or the Transactions. The Parties acknowledge and agree that (a) the destruction of the Great American Cookies manufacturing facility in Atlanta, Georgia or (b) any disruption to the operations of the Great American Cookies manufacturing facility in Atlanta, Georgia, whether resulting from the destruction or disrepair of all or a portion of the facility or of the machinery or other operating assets in the facility, or the loss of employees working in the facility, that results in or would reasonably be expected to result in a deterioration in the level or quality of the operation of the facility of at least 50% as compared to the ordinary course, historical levels of operation of the facility prior to the occurrence of such disruption for a period of at least 30 days (and that is not actually remediated prior to the earlier of the Outside Date and termination of this Agreement pursuant to Article VII; provided, however, that in the event that any such disruption occurs within 30 days of the Outside Date and is capable of being cured, the Parties hereby agree that the Outside Date will be extended, and the Closing delayed, until the 31st day after the date on which the disruption first occurred).

“Material Contracts” shall have the meaning set forth in Section 3.10(b).

“MM Agreement” means the Agreement and Plan of Merger, dated as of February 14, 2007, by and among Seller, MM Acquisition Sub, LLC, MaggieMoo’s International, LLC, Stuart Olson, Jonathan Jameson and the Securityholders Representative.

“NB Supply” means NB Supply Management Corp., a Delaware corporation and wholly-owned direct subsidiary of Seller.

“NBI Acquired Contracts” means the Contracts in which Seller is a party to related to the conduct of the NC Business set forth in Section NAC of the Seller Disclosure Letter.

“NC Business” means the business of strategic brand management and franchising of the seven franchised brands listed in Section NB of the Seller Disclosure Letter as conducted by the Acquired Companies, the Asset Sellers and Seller, including the franchising of retail stores, production and supply of and the licensing of the brands for products, which products are distributed primarily though franchised retail stores.

 “NC Employee” means any current or former officer or employee of Seller or any of its Subsidiaries.

“NC Employment Agreement” means any individual agreement or arrangement, including any amendments thereto, in effect as of the date of this Agreement, between Seller or any of its Subsidiaries (including the Acquired Companies and Asset Sellers), on the one hand, and a NC Employee, on the other hand, other than any agreement, arrangement or other document under any stock option or other equity plan of Seller or any of its Subsidiaries (including the Acquired Companies and Asset Sellers).

“NC Holding” shall have the meaning set forth in Section 1.01.

“NC Licensed Intellectual Property Rights” means all Intellectual Property Rights relating to the NC Business that are owned by a Person and licensed or sublicensed by either Seller or any of its Subsidiaries, as the case may be.

“NC Owned Intellectual Property Rights” means all Intellectual Property Rights relating to the NC Business that are owned by either Seller or any of its Subsidiaries, as the case may be.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Adjustment” means (i) the amount of the Closing Net Working Capital minus (ii) the Working Capital Target.  For the avoidance of doubt, the Net Working Capital Adjustment may be a positive or negative number.

“NFM” means NexCen Franchise Management, Inc., a Delaware corporation and wholly-owned direct subsidiary of Seller.

“Outside Date” shall have the meaning set forth in Section 7.01(b)(ii).

“Owned Properties” shall have the meaning set forth in Section 3.13(a).

“Party” and “Parties” shall have the meaning set forth in the Recitals hereto.

“Payoff Letter” shall have the meaning set forth in Section 2.02(g).

“Pension Payment” means the Bill Blass pension liability payable to UNITE HERE National Retirement Fund in the aggregate amount of $256,000.

 “Permits” shall have the meaning set forth in Section 3.16.

“Permitted Encumbrances” means (i) leases, subleases, licenses and similar occupancy agreements entered into in the ordinary course of the NC Business and all other Encumbrances as are set forth in Seller Disclosure Letter with respect to Section 3.13, (ii) liens for Taxes, assessments and governmental charges or levies not yet due and payable, (iii) Encumbrances imposed by applicable Law, (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (v) any Encumbrance or condition that may be shown by a current accurate survey or physical inspection of any property owned, leased, used or held for use by the Acquired Companies or Asset Sellers in the course of the NC Business, easements, covenants and rights of way (each of record) and other similar restrictions of record that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies or Asset Sellers in the course of the NC Business (to the extent conducted thereat), (vi) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of the Acquired Companies and Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the NC Business, (vii) any Encumbrances the existence of which is referred to in the notes to the financial statements provided pursuant to Section 3.07(b), (viii) zoning, building and other similar restrictions that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies or Asset Sellers in the course of the NC Business (to the extent conducted thereat), (ix) unrecorded easements, covenants, rights-of-way and other similar restrictions that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Acquired Companies or Asset Sellers in the course of the NC Business (to the extent conducted thereat) and (x) as to any property leased by any of the Acquired Companies or Asset Sellers, any Encumbrance affecting the interest of the lessor thereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including (i) a government or political subdivision or an agency or instrumentality thereof and (ii) any Group.

“Pre-Closing Employee Workforce” means all of the employees of NFM and NB Supply as of immediately prior to the Closing.

“Post-Closing Tax Period” means any period taxable period other than a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any period ending on (and including) or before the Closing Date and, in the case of a Straddle Period, the portion of such taxable period ending on (and including) the Closing Date.

“Pre-Signing Employee Workforce” means all of the employees of NFM and NB Supply as of the date of this Agreement.

“Proxy Statement” shall have the meaning set forth in Section 5.10(a).

“Purchase Price Allocation” shall have the meaning set forth in Section 2.01(a)(v).

“Purchaser” shall have the meaning set forth in Recitals hereto.

“Purchaser Expenses” shall have the meaning set forth in Section 7.02(c).

“Records” means Contracts, documents, books, records and files, including records and files stored on computer discs or tapes or any other storage medium.

“Reduced Termination Fee” shall have the meaning set forth in Section 7.02(a).

“Registered Intellectual Property” shall mean issued, registered or applied for Intellectual Property Rights owned by Seller or any of its Subsidiaries that are material to the conduct of the NC Business as currently conducted, as set forth in Section 3.15(a) of the Seller Disclosure Letter.

“Representatives” means with respect to any Person, the respective directors, officers, employees, agents, consultants, advisors, or other representatives of such Person, including legal counsel, accountants, financial advisors and financing sources.

“Restricted Cash” means (i) cash in a deposit, securities or other account of an Acquired Company (or otherwise included in the Acquired Assets) to the extent that checks, drafts or other instruments have been issued by Seller or any of its Subsidiaries against that account but have not been debited against that account, (ii) cash held in respect of the payment obligation of Seller under the Retention Bonus Plan, (iii) restricted cash collateralizing the letter of credit issued to NFM by JPMorgan Chase Bank N.A. dated September 16, 2009, and (iv) the items set forth in Section RC of the Seller Disclosure Letter.

“Retention Bonus Plan” shall have the meaning set forth in Section 5.13.

“Rights” means any rights, title, interest or benefit of whatever kind or nature.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Firm” shall have the meaning set forth in Section 2.04(c).

“Seller” shall have the meaning set forth in the Recitals hereto.

“Seller Acquisition Agreement” means a letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than a confidentiality agreement).

“Seller Disclosure Letter” shall have the meaning set forth in Article III.

“Seller Employee Plan” means each material “employee benefit plan” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other material plans, agreements (including NC Employment Agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates on behalf of any employee, officer, director or other service provider of the NC Business (whether current, former or retired) or their beneficiaries, or (ii) with respect to which Seller or any Acquired Company or any of their respective ERISA Affiliates has any current or contingent Liabilities.

“Seller Intellectual Property” shall have the meaning set forth in Section 3.15(b).

“Seller Lease Deposits and Receivables” means any current asset related to leases not included in the Acquired Assets or acquired through the acquisition of the Acquired Companies.

“Seller SEC Filing” shall have the meaning set forth in Section 3.07(a).

“Seller’s Dispute Notice” shall have the meaning set forth in Section 2.04(b)(ii).

“Share Sellers” shall have the meaning set forth in Section 1.01.

“Shares” shall have the meaning set forth in Section 1.01.

“Special Adjustment” means the aggregate amount of (i) all accounts payable of the Acquired Companies or otherwise included in the Acquired Assets that are, as of the Determination Time, at least 60 days old and (ii) the Pension Payment (to the extent not satisfied prior to Closing, such satisfaction to be evidenced by a release in form and substance reasonably acceptable to Purchaser with respect to the Liability underlying the Pension Payment).

“Stockholder Approval” shall have the meaning set forth in Section 3.02.

“Stockholders’ Meeting” shall have the meaning set forth in Section 5.10(b).

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person and (ii) any entity that does not have a board of directors or other Persons performing similar functions in which such Person beneficially owns more than 50% of the class of equity interests that has an unlimited entitlement to distributions upon liquidation of such entity.

“Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, timing and other financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to Seller’s stockholders and creditors from a financial point of view than the Transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Purchaser in response to such Takeover Proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Takeover Proposal shall be deemed to be references to “all or substantially all” and the gross consideration to be received by Seller and/or its stakeholders must be at least $117,500,001.

“Suppliers” shall have the meaning set forth in Section 3.22.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of 20% or more of the outstanding voting shares of Seller and any other voting securities of Seller by any Person, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person acquiring 20% or more (measured by fair market value) of the assets of Seller and the Companies, taken as a whole (including capital stock of Subsidiaries), (iii) any other transaction which would result in a Person acquiring 20% or more (measured by fair market value) of the assets of Seller and the Companies, taken as a whole (including capital stock of Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary of Seller or otherwise), (iv) any material amendment or any restructuring or refinancing of the BTMUCC Credit Facility and/or the BTMUCC Security Agreement undertaken without the consent of Purchaser or (v) any combination of the foregoing.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), including by reason of membership in an affiliated, consolidated, combined, unitary or similar Tax group by Contract, indemnity or otherwise.

“Termination Fee” shall have the meaning set forth in Section 7.02(b).

“Transactions” means the transactions contemplated by this Agreement.

“Working Capital Escrow Account” means the escrow account to which Purchaser delivers the Working Capital Escrow Amount at Closing.

“Working Capital Escrow Amount” means $1,000,000.

“Working Capital Target” means $3,660,000.